Free Writing Prospectus

Seller and Master Servicer

FIRST HORIZON ASSET SECURITIES INC.
Depositor

FIRST HORIZON ALTERNATIVE MORTGAGE SECURITIES TRUST CERTIFICATES
(Issuable in Series)
Distributions payable monthly

You should carefully consider the risk factors beginning on page 8 of this free writing prospectus and on page 6 of the prospectus.	The Trusts
Each First Horizon Alternative Mortgage Securities Trust will be established to hold assets in its trust fund transferred to it by First Horizon Asset Securities Inc., as depositor. The assets in each trust fund will be specified in the prospectus supplement for the particular series of certificates and will generally consist of conventional fixed rate, first lien, fully amortizing, one-to-four family residential mortgage loans. The mortgage loans will have been purchased by the depositor, either directly or through affiliates, from one or more mortgage loan sellers. The mortgage loans will be master serviced by First Horizon Home Loan Corporation.

The Certificates

      The depositor will sell the certificates pursuant to a prospectus supplement. The certificates will be grouped into one or more series, each having its own designation. Each series will be issued in one or more classes and each class will evidence beneficial ownership of a specified portion of future payments secured by the assets in the related trust fund. A prospectus supplement for a series will specify all of the terms of the series and each of the classes within the series.

      The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates with a file number of 333-132046. Before you invest, you should read the prospectus in that registration statement (which prospectus is referenced in Exhibit A hereto) and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

      Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

      Although a registration statement (including the prospectus) relating to the securities discussed in this free writing prospectus has been filed with the Securities and Exchange Commission and is effective, the final prospectus supplement relating to the securities discussed herein has not been filed with the Securities and Exchange Commission. Prospective purchasers are referred to the final prospectus and prospectus supplement relating to the securities discussed in this communication for definitive information on any matter discussed herein.

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this free writing prospectus or the prospectus. Any representation to the contrary is a criminal offense.

October 5, 2006

FHAMS 2006-FA7

TABLE OF CONTENTS

FREE WRITING PROSPECTUS

SUMMARY

This summary highlights selected information about the offering transactions and does not contain all of the information that you need to consider in making your investment decision. The terms of each series and each of the classes in a series have not yet been determined. The certificates in an offering and the other circumstances of the offering that have not yet been specified will be fully described in a prospectus supplement when it is available. To understand all of the terms of an offering of the certificates, read this entire free writing prospectus, the prospectus, and, when available, the prospectus supplement relating to the applicable series of certificates carefully.

The Issuing Entity

The issuing entity for a series of certificates will be the First Horizon Alternative Mortgage Securities Trust specified on the front cover of the related prospectus supplement.

The Certificates

The mortgage pools securing the certificates will consist of conventional fixed rate, first lien, fully amortizing, one-to-four family residential mortgage loans. The mortgage loans will have been purchased by the depositor, either directly or through affiliates, from one or more mortgage loan sellers that may or may not be affiliated with the depositor.

The mortgage loans may also be segregated into multiple mortgage pools for the purposes of allocating distributions among the classes of certificates offered by that series. Your certificates may be related to one or more of the mortgage pools.

See “The Mortgage Pools” in this free writing prospectus, “The Trust Fund – The Loans” in the prospectus and “The Mortgage Pools” in the prospectus supplement relating to the applicable series of certificates.

Depositor

First Horizon Asset Securities Inc. is a limited purpose finance subsidiary of First Horizon Home Loan Corporation. Its address is 4000 Horizon Way, Irving, Texas 75063, and its telephone number is (214) 441-4000.

Seller

Unless otherwise specified in the prospectus supplement for the applicable series of certificates, First Horizon Home Loan Corporation will be the seller of the mortgage loans.

Master Servicer

First Horizon Home Loan Corporation.

Custodian

First Tennessee Bank National Association.

Trustee

The Bank of New York.

Pre-Funding Account and Capitalized Interest Account

A particular series may provide for the purchase of additional mortgage loans after the related closing date if the aggregate stated principal balance of the mortgage loans transferred to that trust fund on the related closing date is less than the amount specified in the related prospectus supplement. The related prospectus supplement will specify the amount required to be deposited in a pre-funding account to be used through the end of the related pre-funding period (which, generally, will not exceed 90 days) to purchase subsequent mortgage loans for that trust. Any amounts not used for that purpose will be paid to holders of the related senior certificates as a prepayment of principal no later than the distribution date following the end of the pre-funding period.

Because some of the mortgage loans in a trust fund may not be acquired by the trust fund until after the closing date for that trust fund, there may not be sufficient interest collections from the mortgage loans in that trust fund to pay all the interest due on the related certificates during the related pre-funding period. If a pre-funding account is funded, a capitalized interest account may be established and funded on the closing date of that series to cover those shortfalls.

Third Party Insurers

If so specified in the prospectus supplement relating to any series of certificates, one or more classes of certificates may have the benefit of one or more certificate guaranty insurance policies issued by a third party insurer. The insurer or insurers that would issue any such financial guaranty insurance policy are referred to in this free writing prospectus as the “Third Party Insurer.” The references to the Third Party Insurer in this free writing prospectus are applicable only if classes of certificates in the series have the benefit of certificate guaranty insurance policy.

Any Third Party Insurer may be granted a number of rights under the related pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the insured certificates. Any insurance policy issued by a Third Party Insurer will not cover, and will not benefit in any manner whatsoever, the certificates other than those specified in the related prospectus supplement.

See “Risk Factors –-Rights of Third Party Insurers” in this free writing prospectus.

Distribution Date

We will make monthly distributions on the day specified in the related prospectus supplement, which will generally be the 25th day of the month. If this day is not a business day then we will make distributions on the next business day.

The first distribution date for any series of certificates will be specified in the prospectus supplement for that series.

Book-Entry Registration of Certificates

To the extent specified in the prospectus supplement relating to a series of certificates, the certificates may initially be issued in book-entry form. Persons acquiring beneficial ownership interests in the certificates may elect to hold their beneficial interests through The Depository Trust Company in the United States, or Clearstream, Luxembourg or the Euroclear System in Europe.

See “Description of the Securities – Book-Entry Registration of the Securities” in the prospectus.

Optional Termination

If so specified in the prospectus supplement relating to the applicable series of certificates, the master servicer, the depositor, the holder of a class of certificates specified in the prospectus supplement and/or the Third Party Insurer may have the option to purchase all of the remaining assets of the trust fund and retire all outstanding classes of certificates on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any foreclosed real estate owned by the trust fund declines to a specified percentage of the aggregate initial stated principal balance of the mortgage loans.

Advances

The related pooling and servicing agreement will require the master servicer to make cash advances with respect to delinquent scheduled payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

See “Servicing of Mortgage Loans – Advances” in this free writing prospectus and in the prospectus supplement relating to the applicable series of certificates.

Credit Enhancement for the Certificates

Credit enhancements provide limited protection to holders of certain classes of certificates against shortfalls in payments received on the mortgage loans and realized losses on the mortgage loans. If so specified in the prospectus supplement relating to the applicable series of certificates, the transaction may employ any one or more of the following forms of credit enhancement:

•	the subordination of one or more classes of the securities of the series,

•	the preferential allocation of prepayments on the mortgage loans to the senior certificates in order to increase the level of subordination in the trust,

•	excess interest,

•	letter of credit,

•	financial guaranty insurance policy issued by an entity named in the related prospectus supplement covering one or more classes of certificates,

•	surety bond,

•	bankruptcy bond,

•	special hazard insurance policy,

•	guaranteed investment contract,

•	one or more reserve funds,

•	one or more derivative contracts,

•	insurance on the mortgage loans, which may be FHA Insurance, a VA Guarantee or a mortgage pool insurance policy,

•	cross-collateralization feature, or

•	any combination of the foregoing.

No form of credit enhancement can provide protection against all risks of loss or guarantee repayment of the entire principal balance of the certificates and interest thereon. If losses occur which exceed the amount covered by credit enhancement, certificateholders of the applicable series will bear their allocable share of any deficiencies.

See “Risk Factors” in this free writing prospectus and “Risk Factors” in the prospectus.

Yield Enhancement for the Certificates

Yield enhancements provide limited protection to holders of certain classes of certificates against reductions in the return on your investment that may be caused by fluctuations in interest rates on the certificates and/or on the related pool of mortgage loans. If so specified in the prospectus supplement relating to the applicable series of certificates, the transaction may employ any one or more of the following forms of yield enhancement:

•	one or more reserve funds,

•	one or more derivative contracts,

•	the application of interest distributions on one or more classes of certificates to cover certain interest rate shortfalls experienced by other classes of certificates, or

•	another method of yield enhancement described in the prospectus supplement.

No form of yield enhancement can provide protection against all risks of loss on investment return. If circumstances occur which are not anticipated by the method of yield enhancement provided by the related trust, certificateholders of the applicable series will suffer the corresponding reduction in the yields on their investment.

See “Risk Factors” in this free writing prospectus and “Risk Factors” in the prospectus.

Tax Status of the Certificates

Unless otherwise specified in the prospectus supplement for the applicable series of certificates, for federal income tax purposes the related trust fund (exclusive of rights under any trust assets specified in the applicable prospectus supplement) will consist of one or more REMICs. The prospectus supplement for each series of certificates will specify which classes of certificates will constitute regular or residual interests in the REMICs and whether there are investors who would be subject to taxation if they purchased particular classes of certificates because of the features of those classes of certificates.

In addition, depending upon the forms of credit enhancement and yield enhancement employed with respect to a particular series of certificates, one or more classes of certificates in that series may also represent taxable contractual rights and/or obligations for federal income tax purposes.

See “Material Federal Income Tax Consequences” in the prospectus.

ERISA Considerations

The prospectus supplement relating to each series of certificates will specify which classes may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan. The applicable prospectus supplement will also specify whether there are conditions that must be met for any such acquisition.

See “ERISA Considerations” in the prospectus.

Legal Investment

Any class of certificates in a series that is rated upon initial issuance in one of the two highest rating categories by at least one nationally recognized statistical rating organization will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are so rated.

See “Legal Investment” in the prospectus.

RISK FACTORS

          The following information, which you should carefully consider, identifies known material sources of risk associated with an investment in the certificates. You should also carefully consider the information set forth under “Risk Factors” on page 6 of the prospectus.

Certificates may not be appropriate investments for some investors

The certificates may not be an appropriate investment for you if you do not have sufficient resources or expertise to evaluate the particular characteristics of the applicable class of certificates. This may be the case because, among other things:

•

if you purchase your certificates at a price other than par, your yield to maturity will be sensitive to the uncertain rate and timing of principal prepayments on the mortgage loans in the corresponding mortgage pool or mortgage pools;

•

the certificates may be inappropriate investments for you if you require a distribution of a particular amount of principal on a specific date or an otherwise predictable stream of distributions because the rate of principal distributions on, and the weighted average lives of, the certificates will be sensitive to the uncertain rate and timing of principal payments on the mortgage loans in the corresponding mortgage pool or mortgage pools and the priority of principal distributions among the classes of certificates in the related certificate group;

•

you may not be able to reinvest the principal amounts distributed on your certificates, which in general are expected to be greater during periods of relatively low interest rates, at a rate that is as high as the applicable pass-through rate or the expected yield of your certificates;

	•	unless a secondary market for the certificates develops, the certificates may be illiquid investments; and

	•	you must report interest as well as original issue discount, if any, on your certificates using the accrual method of accounting, even if you are otherwise using the cash method of accounting.

You should also carefully consider the further risks discussed below and under “Yield, Prepayment and Maturity Considerations” in this free writing prospectus and “Risk Factors” in the prospectus.
The mortgage loans have been underwritten under less restrictive guidelines which may result in losses on the mortgage loans

Unless otherwise specified in the applicable prospectus supplement for a series of certificates, substantially all of the mortgage loans will have been underwritten pursuant to the seller’s “Super Expanded Underwriting Guidelines,” which guidelines generally allow for FICO scores, loan-to-value ratios and debt-to-income ratios that are less restrictive than those in the seller’s standard full/alternative documentation loan programs. Accordingly, substantially all of the mortgage loans may have higher loan-to-value ratios and higher debt-to-income ratios and different documentation requirements than mortgage loans underwritten in accordance with seller’s standard full/alternative documentation loan programs. In addition, the borrowers under such mortgage loans may have lower FICO scores than borrowers under mortgage loans that were underwritten in accordance with seller’s standard full/alternative documentation loan programs. Many of the mortgage loans underwritten in accordance with the seller’s Super Expanded Underwriting Guidelines are not eligible for sale to Fannie Mae or Freddie Mac for reasons other than their principal balance. Because substantially all of the mortgage loans were underwritten under guidelines that are less restrictive than the seller’s standard underwriting guidelines, the mortgage loans are likely to experience rates of delinquency, foreclosure and loss that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in accordance with the seller’s standard underwriting guidelines. See “The Mortgage Pools – General” in this free writing prospectus and “Loan Program – Underwriting Standards – General Standards for First-Lien Mortgage Loans” and “– Guide Standards” in the prospectus.

The performance of mortgage loans may affect the rating of the certificates

If there is more than one mortgage pool, the rating assigned to your class of certificates will depend on the performance of the mortgage loans in all the mortgage pools. In addition, if there is more than one mortgage pool and if the subordinated certificates provide credit support for the senior certificates of all certificate groups, the poor performance of one mortgage pool may affect the rating assigned to your class of certificates, notwithstanding the better performance of the remaining mortgage pools.

Prepayments are unpredictable and will affect the yield on your certificates

Borrowers may prepay their mortgage loans in whole or in part at any time. We cannot predict the rate at which borrowers will repay their mortgage loans. A prepayment of a mortgage loan, however, will usually result in an accelerated payment on the certificates of the related certificate group and will affect the yield to maturity on the certificates in the related certificate group. In addition, you will be subject to any reinvestment risks resulting from faster or slower prepayments of mortgage loans in the related mortgage pool or, in the case of the subordinated certificates, all the mortgage pools corresponding to your certificate.

The rate of principal payments on the mortgage loans will be affected by, among other things:

	•	the amortization schedules of the mortgage loans;

	•	the rate of principal prepayments, including partial prepayments and those resulting from refinancing, by mortgagors;

	•	liquidations of defaulted mortgage loans;

	•	repurchases of mortgage loans by the seller as a result of defective documentation or breaches of representations and warranties;

	•	optional purchase by the master servicer of defaulted mortgage loans; and

	•	the optional purchase by the master servicer of all the mortgage loans in connection with the termination of the trust.

The rate of payments, including prepayments, on the mortgage loans may also be influenced by a variety of economic, geographic, social and other factors, including the following:

•

If prevailing rates for similar mortgage loans fall below the mortgage rates of the mortgage loans owned by the trust, we would expect the rate of prepayment to increase. Increased prepayments could result in a faster return of principal to you at a time when you may not be able to reinvest the principal at an interest rate as high as the pass-through rate or expected yield on your certificates.

•

If interest rates on similar mortgage loans rise above the mortgage rates of the mortgage loans owned by the trust, we would expect the rate of prepayment to decrease. Reduced prepayments could result in a slower return of principal to you at a time when you may be able to reinvest the principal at a higher rate of interest than the pass-through rate or expected yield on your certificates.

•

Refinancing programs, which may involve soliciting all or some of the mortgagors to refinance their mortgage loans, may increase the rate of prepayments on the mortgage loans. The master servicer or its affiliates may offer these refinancing programs from time to time, including streamlined documentation programs as well as programs under which a mortgage loan is modified to reduce the interest rate.

See “Yield, Prepayment and Maturity Considerations” in this free writing prospectus and “The Agreements – Assignment of the Trust Fund Assets,” and “–Termination; Optional Termination” in the prospectus.

The effect of prepayments on certificates purchased at a premium or discount may be severe

The effect of prepayments on certificates purchased at a premium or discount may be severe. The rate of payments, including prepayments, on the mortgage loans in the related mortgage pool or (in the case of the subordinated certificates) all the mortgage pools corresponding to your certificates can adversely affect the yield you receive on your certificates.

For example:

	•	If you purchase your certificates at a discount or you purchase principal only certificates and principal is repaid slower than you anticipate, then your yield may be lower than you anticipate.

	•	If you purchase your certificates at a premium or you purchase notional amount certificates and principal is repaid faster than you anticipate, then your yield may be lower than you anticipate.

	•	If you purchase notional amount certificates and principal is repaid faster than you anticipate, you may lose your initial investment.

•

If so specified in the prospectus supplement relating to the applicable series of certificates, some or all of the mortgage loans may require the borrower to pay a charge if the borrower prepays the mortgage loan during periods of up to five years after the mortgage loan was originated. A prepayment charge may discourage a borrower from prepaying the mortgage loan during the applicable period. As specified in the prospectus supplement relating to any applicable series of certificates, prepayment charges may be distributed to specified classes of certificates or retained by the master servicer as servicing compensation and may not be distributed to the holders of other classes of certificates.

•

If mortgage loans with relatively higher mortgage rates prepay, the pass-through rate on one or more of the related classes of certificates may be reduced and your yield may be lower than you anticipate.

See “Yield, Prepayment and Maturity Considerations” in this free writing prospectus.

The yields on floating rate and inverse floating rate certificates will be affected by the level of the applicable interest rate index

The pass-through rates on any classes of floating rate certificates for any distribution date will be equal to the value of the applicable interest rate index plus any related margin, but may be subject to a cap and/or floor. The pass-through rates on any classes of inverse floating rate certificates for any distribution date will equal a specified fixed rate minus the related index, but may be subject to a cap and/or floor, which floor may be as low as 0%. For these classes of certificates your yield will be sensitive to:

	•	the level of the applicable interest rate index,

	•	the timing of adjustment of the pass-through rate on those certificates as it relates to the interest rates on the related mortgage loans, and

	•	other limitations on the pass-through rates of those certificates as described further in the prospectus supplement relating to the applicable series of certificates.

In addition, prepayments of mortgage loans with relatively higher mortgage rates may reduce the applicable net rate cap and consequently reduce the pass-through rate for one or more classes of adjustable rate certificates.

While it may be intended that reductions in distributions of interest to a class of adjustable rate certificates by operation of the applicable net rate cap be offset by amounts allocated to the trust fund in respect of one or more forms of yield maintenance enhancement, we cannot assure you that any amounts will be available from those sources, or sufficient, to make any such payments. In addition, to the extent that any such form of yield maintenance enhancement benefiting a class of certificates is derived from distributions otherwise payable to one or more other classes of certificates, investors in the certificates benefiting from the yield enhancement arrangement should consider the expected distributions otherwise distributable to those other classes of certificates, and investors in the classes of certificates providing the yield maintenance enhancement should consider the likelihood that amounts otherwise distributable on their certificates will be applied to provide yield enhancement to the benefited classes of certificates.

Mortgage loans with interest only payment features may result in longer weighted average lives of the related certificates

If so specified in the prospectus supplement relating to the applicable series of certificates, certain of the mortgage loans in a mortgage pool may provide for payment of interest at the related mortgage interest rate, but no payment of principal, for a specified period following the origination of the mortgage loan. Following such specified period, the monthly payment with respect to each of these mortgage loans will be increased to an amount sufficient to amortize the principal balance of the mortgage loan over the remaining term and to pay interest at the mortgage rate.

The presence of those interest only mortgage loans in a mortgage pool will, absent other considerations, result in longer weighted average lives of the related certificates than would have been the case had those mortgage loans not been included in the trust fund. If you purchase your certificates at a discount, you should consider that the extension of weighted average lives could result in a lower yield than would be the case if these mortgage loans provided for payment of principal and interest on every payment date. In addition, a borrower may view the absence of any obligation to make a payment of principal during the specified interest only period of the term of a mortgage loan as a disincentive to prepayment.

If a recalculated monthly payment as described above is substantially higher than a borrower’s previous interest only monthly payment, that mortgage loan may be subject to an increased risk of delinquency and loss, and the severity of loss may be substantial due to the larger unpaid principal balance.

We cannot guarantee you regular payments on your certificates

The amounts you receive on your certificates will depend on the amount of the payments borrowers make on the mortgage loans in the corresponding mortgage pool or mortgage pools. Because we cannot predict the rate at which borrowers will repay their loans, you may receive distributions on your certificates in amounts that are larger or smaller than you expect. In addition, the life of your certificates may be longer or shorter than anticipated. Because of this, we cannot guarantee that you will receive distributions at any specific future date or in any specific amount.

The right of a class of certificates to receive certain interest distributions may depend on the creditworthiness of a third party

One or more classes of certificates of a series may bear interest at a pass-through rate that is subject to a cap, but nevertheless those classes may be entitled to receive interest distributions in excess of that cap from excess cashflow (if provided for in the related prospectus supplement and if available) or from certain sources other than the mortgage loans, such as a derivative instrument or a reserve fund established to cover those distributions. In the event that a series of certificates will provide for excess cashflow to cover those interest distributions in excess of the cap, investors in that class of certificates should consider that excess cashflow may not be available to fund those distributions.

In the event that a series of certificates does not provide for excess cashflow, investors in the applicable classes of certificates will have to look exclusively to the sources of payment other than the mortgage loans and will have to consider that those other sources may be limited, may be provided by and depend solely on third parties and may therefore be subject to counterparty risk. In the event that those sources include third party providers, investors in the affected classes of certificates should consider that the ratings assigned to the applicable third party provider may be lower than the ratings of the affected classes of certificates. Unless otherwise specified in the related prospectus supplement, the ratings assigned to any class of certificates that may receive interest distributions in excess of the applicable cap will not address the likelihood of receipt of any such interest distributions.

Your yield will be affected by how distributions are allocated to the certificates	The timing of principal payments on any class of certificates will be affected by a number of factors, including:

	•	the extent of prepayments on the related mortgage loans,

	•	how payments of principal are allocated among the classes of certificates in the applicable series,

	•	whether the master servicer, depositor or Third Party Insurer, as applicable, exercises its right to terminate the trust fund,

	•	the rate and timing of payment defaults and losses on the related mortgage loans,

	•	repurchases of related mortgage loans as a result of material breaches of representations and warranties, and

•

with respect to the senior certificates, if there is pre-funding in the related series and if funds are required to be deposited in the pre-funding account on the closing date, by the availability of subsequent mortgage loans.

Since distributions on the certificates are dependent upon the payments on the applicable mortgage loans, we cannot guarantee the amount of any particular payment or the amount of time that will elapse before a trust fund is terminated.

See “Description of the Certificates – Distributions on the Certificates,” and “– Optional Termination” in the prospectus supplement relating to the applicable series of certificates for a description of the manner in which principal will be paid to the certificates. See “The Mortgage Pools –Assignment of the Mortgage Loans” in the prospectus supplement relating to the applicable series of certificates for more information regarding the repurchase or substitution of mortgage loans.

Subordination may not be sufficient to protect senior certificates from losses	Unless otherwise specified in the prospectus supplement relating to the applicable series of certificates, the certificates will not be insured by any financial guaranty insurance policy.

When certain classes of certificates provide credit enhancement for other classes of certificates, this is sometimes referred to as “subordination.” The subordination feature is intended to enhance the likelihood that related senior certificateholders will receive regular payments of interest and principal.

If so specified in the prospectus supplement relating to the applicable series of certificates, credit enhancement in the form of subordination will be provided for the certificates of that series, first, by the right of the holders of the senior certificates to receive payments of principal on the mortgage loans prior to the related subordinate classes, and, second, by the allocation of realized losses on the related mortgage loans to reduce the class certificate balances of the related subordinated classes, generally in the inverse order of their priority of payment, before any realized losses are allocated to one or more classes of senior certificates.

Once the class certificate balance of each class of subordinated certificates has been reduced to zero, delinquencies and defaults on the mortgage loans of a mortgage pool would reduce the amount of funds available for monthly distributions to holders of the senior certificates of the related certificate group. Also, the principal amounts of the subordinated certificates could be reduced to zero as a result of a disproportionately high amount of losses on the mortgage loans in any of the mortgage pools because the subordinated certificates represent interests in all the mortgage pools. As a result, losses in one mortgage pool will reduce the loss protection provided by the subordinated certificates to the senior certificates corresponding to the other mortgage pools, and will increase the likelihood that losses will be allocated to those other senior certificates. Furthermore, the subordinated classes will provide only limited protection against some categories of losses such as special hazard losses, bankruptcy losses and fraud losses in excess of the amounts specified in the related prospectus supplement. Any losses in excess of those amounts will be allocated pro rata to each class of the senior certificates in the related certificate group and the subordinated certificates, even if the class certificate balance of each subordinated class has not been reduced to zero.

Unless otherwise specified in the prospectus supplement relating to the applicable series of certificates, there will be no overcollateralization built up to provide protection for the subordinated certificates over the life of the transaction. The only credit enhancement for the subordinated certificates will be the certificates that are junior to each such class. Once the principal balance of a certificate is reduced by the amount of a loss on the mortgage loans, certain unanticipated recoveries, if any, will be the only amounts available thereafter to reimburse the holder of such certificate for the amount of such reduction.

You should fully consider the risks of investing in a subordinated certificate, including the risk that you may not fully recover your initial investment as a result of realized losses on the related mortgage loans. In addition, investors in a class of senior certificates should consider the risk that, after the credit enhancement provided by excess cashflow has been exhausted, the subordination of the related subordinated certificates may not be sufficient to protect the senior certificates from losses.

Subordination of senior mezzanine certificates increases risk of loss

If you purchase a class of senior mezzanine certificates, you should consider the risk that after the date on which the respective class certificate balance of each class of subordinated certificates has been reduced to zero, the principal portion of realized losses, other than excess losses, allocable to the related super senior certificates will be borne first by the related senior mezzanine certificates (in addition to other respective realized losses allocable to the related senior mezzanine certificates) in the manner described in the related prospectus supplement, and not by the related super senior certificates, so long as the class certificate balances of the related mezzanine certificates are greater than zero.

Risks related to allocations of realized losses on the related mortgage loans

Realized losses on the mortgage loans are allocated to the related subordinated certificates, beginning with the subordinated certificates then outstanding with the lowest payment priority, until the class certificate balance of each class of subordinated certificates has been reduced to zero. When the aggregate class certificate balance of the subordinated classes has been reduced to zero, delinquencies and defaults on the mortgage loans will reduce the amount of funds available for monthly distributions to holders of the senior certificates and may result in the allocation of realized losses to one or more classes of senior certificates.

Certain interest prepayment shortfalls may affect distributions on the related certificates

When a borrower makes a full or partial prepayment on a mortgage loan, the amount of interest that the borrower is required to pay may be less than the amount of interest certificateholders would otherwise be entitled to receive with respect to the mortgage loan. If so specified in the applicable prospectus supplement for a series of certificates, the master servicer is required to reduce its master servicing fee to offset this shortfall, but the reduction for any distribution date will limited to all or a portion of the master servicing fee for the related month.

If the aggregate amount of interest shortfalls on the related mortgage loans resulting from prepayments exceeds the amount of the reduction in the master servicing fee, the amount of interest available to make distributions of interest to the related classes of certificates will be reduced and the interest entitlement for each class of certificates will be reduced proportionately.

In addition, your certificates may be subject to certain shortfalls in interest collections arising from the application of the Servicemembers Civil Relief Act, as amended (referred to in this free writing prospectus as the “Relief Act”) and similar state and local laws. The Relief Act provides relief to borrowers who enter active military service and to borrowers in reserve status who are called to active duty after the origination of their mortgage loan. The Relief Act provides generally that these borrowers may not be charged interest on a mortgage loan in excess of 6% per annum during the period of the borrower’s active duty. These shortfalls are not required to be paid by the borrower at any future time, will not be offset by a reduction to the master servicing fee, and will reduce accrued interest on each related class of certificates on a pro rata basis. In addition, the Relief Act imposes certain limitations that would impair the master servicer’s ability to foreclose on an affected mortgage loan during the borrower’s period of active service and, under some circumstances, during an additional period thereafter.

Geographic concentration of mortgage loans may increase risk of losses on your certificates

The trust funds established by the depositor have historically had a significant portion of their mortgage loans secured by mortgaged properties that are located in the state of California and, unless otherwise specified in the applicable prospectus supplement for a series of certificates, a significant portion of the mortgage loans in the related trust fund will be secured by mortgaged properties that are located in the state of California. Accordingly, you should consider the following risks associated with property located in California and any other state in which a significant portion of the mortgaged properties securing the related mortgage loans are located:

•

Property in California may be more susceptible than homes located in other parts of the country to certain types of uninsurable or uninsured hazards, such as earthquakes, fires, floods, mudslides and other natural disasters.

•

Economic conditions (which may or may not affect real property values) in states with significant concentrations of mortgaged properties, may affect the ability of borrowers to repay their loans on time.

•

Economic conditions and housing markets in states with significant concentrations of mortgaged properties may be adversely affected by a variety of events, including natural disasters such as earthquakes, hurricanes, floods and eruptions, mudslides and brushfires and civil disturbances such as riots. If these occur, the rates of delinquency, foreclosure, bankruptcy and loss on the related mortgage loans may increase.

•

Declines in the residential real estate market in states with significant concentrations of mortgaged properties may reduce the values of properties located in those states, which would result in an increase in the loan-to-value ratios of the related mortgage loans.

•

Any increase in the market value of properties located in states with significant concentrations of mortgaged properties would reduce the loan-to-value ratios and could, therefore, make alternative sources of financing available to the borrowers at lower interest rates, which could result in an increased rate of prepayment of the related mortgage loans.

See “Servicing of Mortgage Loans – Management’s Discussion and Analysis of Delinquency and Foreclosure Trends” in this free writing prospectus.

Residual certificates have adverse tax consequences	The residual certificates will represent the “residual interests” in the master REMIC and each of the underlying REMICs (if any) for federal income tax purposes.

Holders of residual certificates must report as ordinary income or loss their pro rata share of the net income or the net loss of each REMIC whether or not any cash distributions are made to them. This allocation of income or loss may result in a zero or negative after-tax return. No cash distributions are expected to be made with respect to the residual certificates, except for the initial principal balance for each such class of $100 and related interest.

Due to their tax consequences, the residual certificates will be subject to restrictions on transfer that may affect their liquidity. In addition, the residual certificates may not be acquired by employee benefit plans subject to ERISA.

The effects of terrorist attacks and military action are not determinable	The effects that possible future terrorist attacks or other incidents and related military action, or the military action by United States forces in Iraq and other regions, may have on the performance of the mortgage loans in a trust fund or on the values of the related mortgaged properties cannot be determined at this time. Investors should consider the possible effects of such incidents on delinquency, default and prepayment experience of the mortgage loans. Federal agencies and non-government lenders have and may continue to defer, reduce or forgive payments and delay foreclosure proceedings in respect of loans to borrowers affected in some way by future attacks or other incidents and the related military action.

The current deployment of U.S. military reservists and members of the National Guard, and any further such deployments, may significantly increase the proportion of loans whose interest rates are reduced by application of the Relief Act. In addition, under the California Military Reservist Relief Act, under certain circumstances, California residents called into active duty with the reserves can delay payments on mortgage loans for a period not to exceed 180 days, beginning with the order to active duty and ending 30 days after release. Interest payable to holders of the certificates in the related certificate group will be reduced by any reductions in the amount of interest not collectible as a result of the application of such Acts. These shortfalls are not required to be paid by the borrower at any future time. None of the seller, the depositor or the master servicer will be required to advance these shortfalls as delinquent payments, and such shortfalls are not covered by any form of credit enhancement on the certificates. Unless otherwise specified in the applicable prospectus supplement for a series of certificates, any reductions resulting from the application of such Acts will be allocated pro rata among the senior certificates of the related certificate group and the subordinated certificates.

In addition, legislation granting similar loan payment relief to certain persons not covered by the Relief Act has been proposed and may be enacted in various states.

A withdrawal or downgrade in the ratings assigned to any credit enhancement provider may affect the value of the related classes of certificates

If one or more classes of certificates of a series will benefit from a form of credit enhancement provided by a third party, such as a limited financial guaranty policy or a derivative instrument, the ratings on those classes may depend primarily on an assessment by the rating agencies of the mortgage loans and on the financial strength of the credit enhancement provider. Any reduction in the ratings assigned to the financial strength of the credit enhancement provider will likely result in a reduction in the ratings of the classes of certificates that benefit from the credit enhancement. A reduction in the ratings assigned to those certificates probably would reduce the market value of the certificates and may affect your ability to sell them.

The rating by each of the rating agencies of the certificates of any series is not a recommendation to purchase, hold, or sell the certificates since that rating does not address the market price or suitability for a particular investor. The rating agencies may reduce or withdraw the ratings on the certificates at any time they deem appropriate. In general, the ratings address credit risk and do not address the likelihood of prepayments.

The trust fund may include seasoned mortgage loans

If so specified in the prospectus supplement relating to the applicable series of certificates, the loan ages of some of the mortgage loans in a trust fund may be older than those of the other mortgage loans in that trust or these mortgage loans may have been previously included in securitizations of the depositor and acquired upon exercise of an optional termination right. Generally, seasoned mortgage loans are believed to be less likely to prepay due to refinancing and are more likely to default than newly originated mortgage loans. In any case, the prepayment and default experience on well seasoned mortgage loans will likely differ from that on other mortgage loans.

If the series provides for pre-funding, there is a prepayment risk due to the inability to acquire subsequent mortgage loans

If the particular series of certificates will use a pre-funding mechanism to purchase subsequent mortgage loans, the ability of that trust fund to acquire subsequent mortgage loans depends on the ability of the related seller to originate or acquire mortgage loans during the pre-funding period specified in the related prospectus supplement (which generally will not exceed 90 days) that meet the eligibility criteria for subsequent mortgage loans described therein. The ability of sellers to originate or acquire eligible subsequent mortgage loans will be affected by a number of factors including prevailing interest rates, employment levels and economic conditions generally.

If any of the amounts on deposit in the pre-funding account allocated to purchase subsequent mortgage loans cannot be used for that purpose, those amounts will be distributed to the senior certificateholders as a prepayment of principal on the first distribution date following the end of the pre-funding period.

The ability of the trust fund to acquire subsequent mortgage loans with particular characteristics will also affect the size of the principal payment to the related classes of senior certificates in that series.

Rights of Third Party Insurers

If there is a Third Party Insurer with respect to a particular series of certificates, unless the Third Party Insurer fails to make a required payment under the related policy and the failure is continuing or the Third Party Insurer is the subject of a bankruptcy proceeding (each such event, a “Third Party Insurer Default”), the Third Party Insurer may be entitled to exercise, among others, the following rights without the consent of holders of the related certificates, and the holders of the related certificates may exercise those rights only with the prior written consent of the Third Party Insurer:

•

the right to provide notices of master servicer defaults and the right to direct the trustee to terminate the rights and obligations of the master servicer under the pooling and servicing agreement upon a default by the master servicer,

	•	the right to remove the trustee or any custodian pursuant to the pooling and servicing agreement, and

	•	the right to direct the trustee to make investigations and take actions pursuant to the pooling and servicing agreement.

In addition, unless a Third Party Insurer Default exists, that Third Party

Insurer’s consent may be required before, among other things,

•

any removal of the master servicer, any successor servicer or the trustee, any appointment of any co-trustee, any otherwise permissible waivers of prepayment charges or extensions of due dates for payment granted by the master servicer with respect to more than 5% of the mortgage loans, or

•	any amendment to the pooling and servicing agreement.

Investors in the certificates other than those specified in the related prospectus supplement should note that:

•	any insurance policy issued by the Third Party Insurer will not cover, and will not benefit in any manner whatsoever, their certificates,

•	the rights granted to the Third Party Insurer may be extensive,

•

the interests of the Third Party Insurer may be inconsistent with, and adverse to, the interests of the holders of the certificates, and the Third Party Insurer has no obligation or duty to consider the interests of the certificates in connection with the exercise or nonexercise of the Third Party Insurer’s rights, and

•

the Third Party Insurer’s exercise of its rights and consents may negatively affect the certificates other than those specified in the related prospectus supplement and the existence of the Third Party Insurer’s rights, whether or not exercised, may adversely affect the liquidity of the certificates, relative to other asset-backed certificates backed by comparable mortgage loans and with comparable payment priorities and ratings.

FORWARD LOOKING STATEMENTS

          Some statements contained in or incorporated by reference in this free writing prospectus and the prospectus consist of forward-looking statements relating to future economic performance or projections and other financial items. These statements can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expects,” “believes,” “anticipates,” “estimates,” or other comparable words. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ from the projected results. Those risks and uncertainties include, among others, general economic and business conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond our control. Because we cannot predict the future, what actually happens may be very different from what we predict in our forward-looking statements.

TRANSACTION OVERVIEW

The Parties

          The Sponsor, Seller and Master Servicer. First Horizon Home Loan Corporation, a Kansas corporation (“FHHLC”). The principal executive office of First Horizon is located at 4000 Horizon Way, Irving, Texas 75063, and its telephone number is (214) 441-4000. First Horizon is an indirect wholly owned subsidiary of First Tennessee Bank National Association. First Horizon was established in 1995 through a merger between the former Carl I. Brown and Co., MNC Mortgage Corp., and Sunbelt National Mortgage Corp. On March 4, 2000, First Horizon officially changed its name from FT Mortgage Cos. to First Horizon Home Loan Corporation. For over 27 years, First Horizon and its predecessors in interest have been engaged principally in the business of origination, purchasing and selling residential mortgage loans in its own name and through its affiliates. First Horizon is engaged primarily in the mortgage banking business, and as such, originates, purchases, sells and services mortgage loans. First Horizon has originated and serviced residential mortgage loans for 20 years through a retail branch system and through mortgage loan brokers and correspondents nationwide. First Horizon’s mortgage loans are principally first-lien, fixed or adjustable rate mortgage loans secured by single-family residences.

          At June 30, 2006, First Horizon provided servicing for approximately $99.008 billion aggregate principal amount of mortgage loans. First Horizon is servicing substantially all these mortgage loans for unaffiliated persons.

          First Horizon initially services substantially all the mortgage loans it originates or acquires. In addition, First Horizon has purchased in bulk the rights to service mortgage loans originated by other lenders. Servicing includes collecting and remitting loan payments, accounting for principal and interest, holding escrow (impound) funds for payment of taxes and insurance, making inspections as required of the mortgaged premises, contacting delinquent mortgagors, supervising foreclosures in the event of unremedied defaults and generally administering the loans, for which First Horizon receives servicing fees. First Horizon has in the past and may in the future sell to other mortgage bankers a portion of its portfolio of loan servicing rights. For a description of the annual servicing report and the report of the independent public accountants required to be provided by First Horizon in its capacity as master servicer under the pooling and servicing agreement, see “The Agreements – Evidence as to Compliance” in the prospectus.

          S&P has assigned First Horizon a rating of “Strong” as a residential mortgage loan servicer. S&P’s rating reflects First Horizon’s seasoned management team, stable internal controls and risk management, dedicated, extensive and comprehensive training programs, solid policies and procedures; demonstrated default management expertise, excellent level of automation; and effective use of technology.

          Fitch Ratings has assigned First Horizon a residential primary servicer rating of “RPS2”. Fitch’s ratings are based on First Horizon’s experienced management team, effective internal control environment and the financial strength of First Horizon’s parent, First Tennessee Bank, N.A. Fitch’s ratings also reflect First Horizon’s effective loan administration and collection procedures for both first and second-lien mortgages.

          Moody’s has assigned First Horizon a rating of “SQ2+” as primary servicer of prime residential mortgage loans. Moody’s ratings are based on First Horizon’s above-average collections abilities, average loss mitigation results, above average timeline management, and strong servicing stability.

          During 2005, 2004 and 2003, First Horizon, as sponsor, securitized approximately $12.871 billion, $8.163 billion and $5.751 billion of residential mortgage loans, respectively. During 2005, 2004 and 2003, First Horizon originated directly or purchased through its correspondent network approximately $37.408 billion, $30.684 billion and $47.867 billion of prime/alternative-A residential mortgage loans, respectively. During 2005, 2004 and 2003, First Horizon originated directly or purchased through its correspondent network approximately $1.745 billion, $1.292 billion and $464.666 million of subprime residential mortgage loans, respectively. During 2005, 2004 and 2003, First Horizon originated directly or purchased through its correspondent network approximately $5.044 billion, $5.065 billion and $3.366 billion of home equity loans, respectively.

          First Horizon structures securitization transactions in which it assembles a pool or pools of mortgage loans that are sold to the depositor. The depositor causes the issuance of the securities supported by the cash flows generated by the mortgage loans. First Horizon or one or more affiliates will make certain representations and warranties to the depositor and the trustee regarding the mortgage loans. If it is later determined that the mortgage loans fail to conform to the specified representations and warranties, First Horizon may be obligated to repurchase such mortgage loans from the depositor (or directly from the trustee) or it may be obligated to substitute one or more similar mortgage loans for the affected mortgage loans as described under “The Transaction Agreements – The Mortgage Loan Purchase Agreement.”

Collection/Default Procedures

          When a mortgagor fails to make a payment due on a mortgage loan, First Horizon attempts to cause the delinquency to be cured by contacting and corresponding with the mortgagor. First Horizon generally mails to the mortgagor a notice of default after the loan becomes 61 days past due (three payments due but not received). Generally within 44 days thereafter, if the loan is not subject to a bankruptcy case or in a loss mitigation plan, First Horizon institutes appropriate legal action to foreclose on the mortgaged property. Foreclosure proceedings may be terminated if the delinquency is cured. Mortgage loans to borrowers in bankruptcy proceedings will be restructured in accordance with law. During the foreclosure process, First Horizon’s loss mitigation specialists continue to attempt contact with the borrower for the purpose of discussing possible alternatives to foreclosure including repayment plans, forbearance or pursuing short sale or deed in lieu. If the borrower does not qualify for or is unable to comply with the requirements for a loss mitigation alternative to foreclosure then the case proceeds to foreclosure sale.

          Once foreclosure is initiated by First Horizon, a foreclosure tracking system is used to monitor the progress of the proceedings. The system includes state specific parameters to monitor whether proceedings are progressing within the time frame typical for the state in which the mortgaged property is located. During the foreclosure proceedings and prior to foreclosure sale, First Horizon will request the attorneys handling the foreclosure to enter a bid equal to the total indebtedness at the foreclosure sale.

          At the foreclosure sale, the total indebtedness bid is made and if there are no bids in excess of our bid, the title is acquired. If title is acquired at foreclosure sale, First Horizon will liquidate the mortgaged property by selling it for current market value and will report and remit the liquidation proceeds to the trust.

          Servicing and charge-off policies and collection practices with respect to mortgage loans may change over time in accordance with applicable laws and regulations.

Foreclosure, Delinquency and Loss Experience

          Historically, a variety of factors, including the appreciation of real estate values, have limited First Horizon’s loss and delinquency experience on its portfolio of serviced mortgage loans. There can be no assurance that factors beyond First Horizon’s control, such as weakening national or local economic conditions, higher interest rates, higher unemployment rates, a decline in the availability of refinancing, or downturns in real estate markets, will not result in increased rates of delinquencies and foreclosure losses in the future.

          A general deterioration of the real estate market in regions where the mortgaged properties are located may result in increases in delinquencies of loans secured by real estate, slower absorption rates of real estate into the market and lower sales prices for real estate. A general weakening of the economy may result in decreases in the financial strength of borrowers and decreases in the value of collateral serving as security for loans. If the real estate market and economy were to decline, First Horizon may experience an increase in delinquencies on the loans it services and higher net losses on liquidated loans.

          First Horizon began servicing mortgage loans underwritten under its Super Expanded Underwriting Guidelines in late 2003. Thus, First Horizon currently has limited historical delinquency, foreclosure or loss statistics for this type of loan product. There can be no assurance that the experience shown in the following tables will be indicative of future delinquency, foreclosure and loss experience of mortgage loans underwritten in accordance with First Horizon’s Super Expanded Underwriting Guidelines. See “The Mortgage Pools – General” in the related prospectus supplement and “Loan Program — Underwriting Standards — General Standards for First-Lien Mortgage Loans” and “— Guide Standards” in the prospectus.

          The following table summarizes the delinquency, foreclosure and loss experience, respectively, on the dates indicated, of all jumbo first lien mortgage loans serviced, subserviced, or master serviced by First Horizon. The delinquency, foreclosure and loss percentages may be affected by the size and relative lack of seasoning of First Horizon’s jumbo loan servicing portfolio which increased from approximately $9.815 billion at December 31, 2004 to approximately $14.011 billion at December 31, 2005 and increased to approximately $14.676 billion at June 30,

2006. The delinquency and foreclosure experience set forth in the following table includes mortgage loans with various terms to stated maturity, and includes mortgage loans having a variety of payment characteristics. Accordingly, the information should not be considered as a basis for assessing the likelihood, amount or severity of delinquency or losses on the mortgage loans, and no assurances can be given that the foreclosure, delinquency and loss experience presented in the table below will be indicative of the experience on the mortgage loans underlying the certificates:

Delinquency and Foreclosure Experience in First Horizon’s Portfolio
of One-to-Four Family, Jumbo Residential Mortgage Loans

	As of December 31, 2003				As of December 31, 2004

	No. of Loans	% of Loans	Principal Balance($)	% of Balance	No. of Loans	% of Loans	Principal Balance($)	% of Balance

JUMBO LOAN PORTFOLIO

Total Portfolio	16,424		7,603,793		20,602		9,814,558

Period of Delinquency

30-59 Days	128	0.78%	50,030	0.66%	139	0.67%	67,344	0.69%

60-89 Days	22	0.13%	7,690	0.10%	20	0.10%	8,100	0.08%

90 Days or more	20	0.12%	6,797	0.09%	25	0.12%	10,793	0.11%

Foreclosures Pending	25	0.15%	9,894	0.13%	19	0.09%	8,121	0.08%

Total Delinquencies	195	1.19%	74,411	0.98%	203	0.99%	94,358	0.96%

	As of December 31, 2005				As of June 30, 2006

	No. of Loans	% of Loans	Principal Balance($)	% of Balance	No. of Loans	% of Loans	Principal Balance($)	% of Balance

JUMBO LOAN PORTFOLIO

Total Portfolio	28,100		14,010,565		28,821		14,675,738

Period of Delinquency

30-59 Days	219	0.78%	110,910	0.79%	209	0.73%	107,077	0.73%

60-89 Days	35	0.12%	18,845	0.13%	35	0.12%	16,053	0.11%

90 Days or more	39	0.14%	18,922	0.14%	37	0.13%	14,774	0.10%

Foreclosures Pending	27	0.10%	12,208	0.09%	24	0.08%	15,362	0.10%

Total Delinquencies	320	1.14%	160,886	1.15%	305	1.06%	153,267	1.04%

          The above table shows mortgage loans which were delinquent or for which foreclosure proceedings had been instituted as of the date indicated. All dollar amounts are reported in thousands.

          First Horizon believes that the delinquency levels for its jumbo loan servicing portfolio are attributable primarily to the growth and relative lack of seasoning in its jumbo loan servicing portfolio over this time period. There can be no assurance that the experience shown in the above tables will be indicative of future loss and delinquency experience of First Horizon’s jumbo loan servicing portfolio or of the mortgage loans in the mortgage pools.

          The following table summarizes the delinquency and foreclosure experience, respectively, on the dates indicated, of all mortgage loans serviced or master serviced by First Horizon, including certain mortgage loans for which First Horizon has sold, but not yet transferred, the servicing rights. These mortgage loans have a variety of underwriting, payment and other characteristics, many of which differ from those of the mortgage loans underlying the certificates, and no assurances can be given that the delinquency and foreclosure experience presented in the table below will be indicative of the experience of the mortgage loans underlying the certificates.

Delinquency and Foreclosure Experience in First Horizon’s Total Portfolio
of One-to-Four Family, Residential Mortgage Loans

	As of December 31, 2003				As of December 31, 2004

	No. of Loans	% of Loans	Principal Balance($)	% of Balance	No. of Loans	% of Loans	Principal Balance($)	% of Balance

TOTAL SERVICING PORTFOLIO

Total Portfolio	505,502		68,855,658		556,185		79,738,340

Period of Delinquency

30-59 Days	11,599	2.29%	1,220,816	1.77%	11,363	2.04%	1,278,625	1.60%

60-89 Days	2,677	0.53%	263,125	0.38%	2,591	0.47%	261,445	0.33%

90 Days or more	4,423	0.87%	401,377	0.58%	4,079	0.73%	386,851	0.49%

Foreclosures Pending	3,093	0.61%	252,608	0.37%	3,157	0.57%	265,957	0.33%

Total Delinquencies	21,792	4.31%	2,137,926	3.10%	21,190	3.81%	2,192,878	2.75%

	As of December 31, 2005				As of June 30, 2006

	No. of Loans	% of Loans	Principal Balance($)	% of Balance	No. of Loans	% of Loans	Principal Balance($)	% of Balance

TOTAL SERVICING PORTFOLIO

Total Portfolio	617,711		95,259,730		627,558		99,007,994

Period of Delinquency

30-59 Days	14,193	2.30%	1,722,127	1.81%	11,191	1.78%	1,386,124	1.40%

60-89 Days	3,071	0.50%	339,839	0.36%	2,372	0.38%	268,506	0.27%

90 Days or more	4,682	0.76%	471,619	0.50%	3,323	0.53%	339,756	0.34%

Foreclosures Pending	2,910	0.47%	265,067	0.28%	2,775	0.44%	281,226	0.28%

Total Delinquencies	24,856	4.02%	2,798,651	2.94%	19,661	3.13%	2,275,613	2.30%

          The above table shows mortgage loans which were delinquent or for which foreclosure proceedings had been instituted as of the date indicated. All dollar amounts are reported in thousands.

          There can be no assurance that factors beyond First Horizon’s control, such as weakening national or local economic conditions, higher interest rates, higher unemployment rates, a decline in the availability of refinancing, or downturns in real estate markets, will not result in increased rates of delinquencies and foreclosure losses in the future.

Management’s Discussion and Analysis of Delinquency and Foreclosure Trends

          For First Horizon’s total portfolio, mortgage loan delinquencies generally have decreased since December 31, 2002. Although these decreases may be due to a variety of factors, First Horizon believes the amount of turnover and decreased seasoning in First Horizon’s servicing portfolio are contributing factors to the decreases in these categories. There can be no assurance that factors beyond First Horizon’s control, such as weakening national or local economic conditions, higher interest rates, higher unemployment rates, a decline in the availability of refinancing, or downturns in real estate markets, will not result in increased rates of delinquencies and foreclosure losses in the future.

          If the residential real estate market should experience an overall decline in property values such that the outstanding balances of the mortgage loans, and any secondary financing on the mortgaged properties by a lender, become equal to or greater than the value of the mortgaged properties, the actual rates of delinquencies, foreclosures and losses could be significantly higher than the rates indicated in the tables above. To the extent that such losses occur in connection with the mortgage loans and are not otherwise covered by the forms of credit enhancement described in the related prospectus supplement, they will be passed through as losses on the related certificates and such losses will be borne by the related certificateholders.

          The Depositor. First Horizon Asset Securities Inc., a Delaware corporation. The principal executive office of the depositor is located at 4000 Horizon Way, Irving, Texas 75063, and its telephone number is (214) 441-4000. The limited purposes of the depositor are, in general, to acquire, own and sell mortgage loans; to issue, acquire, own and sell mortgage pass-through securities which evidence ownership interests in mortgage loans, collections thereon and related properties; and to engage in any acts which are incidental to, or necessary, suitable or convenient to accomplish the foregoing.

          Neither the depositor nor any of the depositor’s affiliates will insure or guarantee distributions on the securities of any series.

          After the issuance of a series of securities, the depositor may be required (to the extent specified in the pooling and servicing agreement) to perform certain actions on a continual basis, including but not limited to:

•          upon the discovery of the breach of any representation or warranty made by the seller in respect of a mortgage loan that materially and adversely affects the value of that mortgage loan, to enforce the seller’s representation and warranty to repurchase the mortgage loan from the trustee or deliver a qualified substitute mortgage loan as described below under “The Transaction Agreements — The Mortgage Loan Purchase Agreement”;

•          to cause to be made all initial filings establishing or creating a security interest over the mortgage loans and any other related assets and make all filings necessary to maintain the effectiveness of any original filings necessary under the relevant UCC (as defined herein) to perfect the trustee’s security interest in or lien on the mortgage loans and any such related assets;

•          to appoint a successor trustee or master servicer, as applicable, in the event either the trustee or the master servicer resigns, is removed or becomes ineligible to continue serving in such capacity under the related agreement;

• to prepare and file, or cause the preparation and filing of, any reports required under the Exchange Act;

• to notify the rating agencies and any other relevant parties of the occurrence of any event of default or other event specified in the related agreements; and

• to provide the trustee and the master servicer with any information such entity may reasonably require to comply with the terms of the pooling and servicing agreement.

          The liability of the depositor under the pooling and servicing agreement is limited to the extent described under “The Agreements – Certain Matters Regarding the Master Servicer and the Depositor” in the prospectus. In addition, the depositor will be entitled to indemnification from the trust fund to the extent described under “The Agreements – Certain Matters Regarding the Master Servicer and the Depositor” in the prospectus.

          The Issuing Entity. A common law trust formed under the laws of the State of New York. The issuing entity will be created under the pooling and servicing agreement by the depositor and its assets will consist of the trust fund. The issuing entity will not have any liabilities as of the closing date. The fiscal year end of the issuing entity will be December 31 of each year.

          The issuing entity will not have any employees, officers or directors. The trustee, the depositor, the master servicer and the custodian will act on behalf of the issuing entity, and may only perform those actions on behalf of the issuing entity that are specified in the pooling and servicing agreement. See “— The Sponsor, Seller and Master Servicer” and “Transaction Documents — the Pooling and Servicing Agreement.”

          Under the pooling and servicing agreement, the trustee on behalf of the issuing entity will not have the power to issue additional certificates representing interests in the trust fund, borrow money on behalf of the trust fund or make loans from the assets of the trust fund to any person or entity, without the amendment of the pooling and servicing agreement by certificateholders and the other parties thereto as described in the prospectus under “The Agreements — Amendment.”

          If the assets of the trust fund are insufficient to pay the certificateholders all principal and interest to which they are entitled, holders of some or all classes of certificates will not receive all of their expected distributions of interest and principal and will suffer a loss. The risk of loss to holders of subordinate certificates is greater than to holders of senior certificates. See “Risk Factors—Subordination may not be sufficient to protect senior certificates from losses” in this free writing prospectus. The issuing entity, as a common law trust, is not eligible to be a debtor in a bankruptcy proceeding. In the event of a bankruptcy of the sponsor, the depositor or any originator, it is not anticipated that the trust fund would become part of the bankruptcy estate or subject to the bankruptcy control of a third party.

          The Trustee. The Bank of New York, a banking corporation organized and existing under the laws of the state of New York. The trustee’s offices for notices under the pooling and servicing agreement are located at 101 Barclay Street, 8W, New York, New York 10286 and its telephone number is 1 (800) 254-2826. The Bank of New York has been, and currently is, serving as indenture trustee and trustee for numerous securitization transactions and programs involving pools of residential mortgages. The Bank of New York is one of the largest corporate trust providers of trust services on securitization transactions. The depositor and the master servicer may maintain other banking relationships in the ordinary course of business with The Bank of New York.

          The trustee has limited administrative responsibilities under the terms of the pooling and servicing agreement. The trustee does not monitor access to and activity in the certificate account, compliance with covenants of the depositor and/or the master servicer in the pooling and servicing agreement or the basis for the addition, substitution or removal of mortgage loans from the mortgage pools. Under the pooling and servicing agreement, the trustee as successor master servicer will be required to make advances to the limited extent described herein with respect to the mortgage loans if the master servicer fails to make an advance required by the pooling and servicing agreement and another successor master servicer has not been named. See “The Transaction Agreements – The Pooling and Servicing Agreement – Advances” in this free writing prospectus.

          The trustee may appoint one or more co-trustees if necessary to comply with the fiduciary requirements imposed by any jurisdiction in which a mortgaged property is located. In the case of any appointment of a co-trustee, all rights, powers, duties and obligations conferred or imposed upon the trustee will be conferred or imposed upon and exercised or performed by the trustee and the co-trustee jointly, unless the law of a jurisdiction prohibits the trustee from performing it duties under the pooling and servicing agreement, in which event such rights, powers, duties and obligations (including the holding of title to the trust fund or any portion of the trust fund in any such jurisdiction) shall be exercised and performed by the co-trustee at the direction of the trustee.

          See “The Transaction Agreements – The Pooling and Servicing Agreement” in this free writing prospectus for more information about the trustee and its obligations and rights (including the right to indemnity and reimbursement in certain circumstances) under the pooling and servicing agreement.

          The Custodian. First Tennessee Bank, National Association, a national banking association (“FTBNA”). The custodian’s offices for notices under the custodial agreement are located at 1555 W. Walnut Hill Lane, Suite 100, Irving, Texas 75038 and its telephone number is (214) 492-7602. FTBNA has been engaged in the mortgage document custody business for approximately 1.5 years. As of December 31, 2005, FTBNA was the custodian of mortgage files representing $103.8 billion aggregate original principal amount of mortgage loans. FTBNA maintains document custody facilities in its Irving, Texas office. For a description of the agreement under which

FTBNA will act as custodian of the mortgage files, see “The Transaction Agreements – The Custodial Agreement” in this free writing prospectus.

          The Rating Agencies. S&P, Fitch and/or Moody’s will issue ratings with respect to some or all of the offered certificates. See “Ratings” in the related prospectus supplement.

The Transaction

          The Issuing Entity will be formed and the certificates will be issued pursuant to the terms of a pooling and servicing agreement by and among the depositor, the master servicer and the trustee. The certificates will represent undivided beneficial ownership interests in the trust fund, the assets of which will consist of:

•	the mortgage loans in each mortgage pool and all interest and principal received on or with respect thereto after the cut-off date;

•	all of the depositor’s rights as purchaser under the mortgage loan purchase agreement between First Horizon, as seller, and the depositor, as purchaser;

•	all amounts on deposit in the certificate account and the distribution account from time to time;

•	property that secured a mortgage loan and that has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; and

•	all proceeds of the conversion, voluntarily or involuntarily, of any of the foregoing.

THE MORTGAGE POOLS

General

          The mortgage pools securing the certificates will consist of conventional fixed rate, first lien, fully amortizing, one-to-four family residential mortgage loans. The mortgage loans will have been purchased by the depositor, either directly or through affiliates, from one or more mortgage loan sellers that may or may not be affiliated with the depositor. The mortgage loans may also be segregated into multiple mortgage pools for the purposes of allocating distributions among the classes of certificates offered by that series. See “The Trust Fund – The Loans” in the prospectus and “The Mortgage Pools” in the prospectus supplement relating to the applicable series of certificates.

Underwriting Criteria for the Mortgage Loans

          All of the mortgage loans will have been originated generally in accordance with the following underwriting guidelines (hereafter referred to as the “First Horizon Underwriting Guidelines”). This summary does not purport to be a complete description of the First Horizon Underwriting Guidelines. For additional information regarding the First Horizon Underwriting Guidelines, see “Loan Program – Underwriting Standards – General Standards for First-Lien Mortgage Loans” and “– Guide Standards” in the prospectus.

          The First Horizon Underwriting Guidelines are applied to evaluate the prospective borrower’s credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. These standards are applied in accordance with the applicable federal and state laws and regulations. Exceptions to the First Horizon Underwriting Guidelines are permitted where compensating factors are present.

          Generally, each mortgagor will have been required to complete an application designed to provide to First Horizon pertinent credit information concerning the mortgagor. The mortgagor will have given information with respect to its assets, liabilities, income (except as described below), credit history, employment history and personal information, and will have furnished First Horizon with authorization to obtain a credit report which summarizes the mortgagor’s credit history. In the case of investment properties and two- to four-unit dwellings, income derived from the mortgaged property may have been considered for underwriting purposes, in addition to the income of the mortgagor from other sources. With respect to second homes or vacation properties, no income derived from the property will have been considered for underwriting purposes.

          Loan-to-Value Requirements. With respect to purchase money or rate/term refinance loans secured by single family residences, loan-to-value ratios at origination of up to 95% for mortgage loans secured by single family, primary residences with original principal balances of up to $650,000. Mortgage loans with principal balances up to $4,000,000 (“super jumbos”) are allowed if the loan is secured by the borrower’s primary residence. The loan-to-value ratio for super jumbos generally may not exceed 70%. For cash out refinance loans, the maximum loan-to-value ratio generally is 95% and the maximum “cash out” amount permitted is based in part on the original amount of the related mortgage loan.

          Generally, each mortgage loan originated by First Horizon with a loan-to-value ratio at origination exceeding 80% has a primary mortgage insurance policy insuring a portion of the balance of the mortgage loan at least equal to the product of the original principal balance of the mortgage loan and a fraction, the numerator of which is the excess of the original principal balance of such mortgage loan over 75% of the lesser of the appraised value and the selling price of the related mortgaged property and the denominator of which is the original principal balance of the related mortgage loan plus accrued interest thereon. All of the insurers that have issued primary mortgage insurance policies with respect to the mortgage loans originated by First Horizon meet Fannie Mae’s or Freddie Mac’s standard or are acceptable to the Rating Agencies. No such primary mortgage insurance policy will be required with respect to any such mortgage loan if

          •          after the date on which the related loan-to-value ratio decreases to 80% or less, or, based upon a new appraisal, the principal balance of such mortgage loan represents 80% or less of the new appraised value, or

• maintaining the primary mortgage guaranty insurance policy is prohibited by applicable law.

In the case of a refinancing of a mortgage loan originated pursuant to a limited documentation program such as First Horizon’s Streamlined Documentation Program,

          •          if the loan-to-value ratio at the time of the origination of the mortgage loan being refinanced was 90% or less, the loan-to-value ratio will be the ratio of the principal amount of the mortgage loan outstanding at the date of determination divided by the appraised value of the related mortgaged property at the time of the origination of the mortgage loan being refinanced, or

          •          if the loan-to-value ratio at the time of the origination of the mortgage loan being refinanced was greater than 90%, then the loan-to-value ratio will be the ratio of the principal amount of the mortgage loan outstanding at the date of determination divided by the appraised value as determined by a limited appraisal report at the time of the origination of the mortgage loan.

          In determining whether a prospective borrower has sufficient monthly income available (i) to meet the borrower’s monthly obligation on their proposed mortgage loan and (ii) to meet the monthly housing expenses and other financial obligation on the proposed mortgage loan, First Horizon generally considers, when required by the applicable documentation program, the ratio of such amounts to the proposed borrower’s acceptable stable monthly gross income. Such ratios vary depending on a number of underwriting criteria, including loan-to-value ratios, and are determined on a loan-by-loan basis.

          Credit Criteria. First Horizon also examines a prospective borrower’s credit report. Generally, each credit report provides a credit score for the borrower. Credit scores generally range from 350 to 840 and are available from three major credit bureaus: Experian (formerly TRW Information Systems and Services), Equifax and Trans Union. Credit scores are empirically derived from historical credit bureau data and represent a numerical weighing of a borrower’s credit characteristics over a two-year period. A credit score is generated through the statistical analysis of a number of credit-related characteristics or variables. Common characteristics include the number of credit lines (trade lines), payment history, past delinquencies, severity of delinquencies, current levels of indebtedness, types of credit and length of credit history. Attributes are the specific values of each characteristic. A scorecard (the model) is created with weights or points assigned to each attribute. An individual loan applicant’s credit score is derived by summing together the attribute weights for that applicant.

          Asset, Income and Employment Documentation. The mortgage loans originated by First Horizon have been underwritten under one of the following documentation programs: the “Full/Alternative Documentation Program,” the “Stated Income Documentation Program,” the “No Ratio Documentation Program,” and the “No Income/No Asset/No Employment Documentation Program.”

          Under the Full/Alternative Documentation Program, the prospective borrower’s employment, income and assets are verified through written and telephonic communications.

          Under the Stated Income Documentation Program, more emphasis is placed on the value and adequacy of the mortgaged property as collateral, credit history and other assets of the borrower than on a verified income of the borrower. Although the borrower’s income is not verified, First Horizon obtains a telephonic verification of the borrower’s employment without reference to income and also determines the reasonableness of the stated income. The borrower’s assets are verified.

          Under the No Ratio Documentation Program, the borrower’s income is not stated and no ratios are calculated. Although the income is not stated nor verified, First Horizon obtains a telephonic verification of the borrower’s employment without reference to income. First Horizon also applies criteria to determine the borrower’s capacity to repay. The borrower’s assets are verified.

          Under the No Income/No Asset/No Employment Documentation Program, the borrower’s income and assets are stated but not verified. The underwriting of such mortgage loans may be based entirely on the adequacy of the mortgaged property as collateral and on the credit history of the borrower. First Horizon also applies criteria to determine the borrower’s capacity to repay.

          Appraisal Requirements. Each mortgaged property has been appraised by a qualified independent appraiser who is state licensed or certified. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Qualifications Board of the Appraisal Foundation. Each appraisal must meet the requirements of Fannie Mae and/or Freddie Mac. The requirements of Fannie Mae and Freddie Mac usually require, among other things, that the appraiser, or its agent on its behalf, personally inspect the property inside and out, verify whether the property was in good condition and verify that construction, if new, had been substantially completed. The appraisal generally will have been based on prices obtained on recent sales of comparable properties, determined in accordance with Fannie Mae and Freddie Mac guidelines. In certain cases an analysis based on income generated from the property or a replacement cost analysis based on the current cost of constructing or purchasing a similar property may be used.

Static Pool Information

          Static pool information with respect to the sponsor’s prior securitized pools involving mortgage loans similar to the mortgage loans expected to be included in the mortgage pools, presented by prior securitized pool, is available online at www.assetreporting.firsthorizon.com. The static pool information available on the sponsor’s website relating to any of the sponsor’s prior securitized pools issued prior to January 1, 2006 is not deemed part of this free writing prospectus, the prospectus or of the depositor’s registration statement.

          Without charge or registration, by clicking on the link titled “Alt-A Fixed” investors can view on this website the following information:

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delinquency, cumulative loss and prepayment information for the five years preceding the date of first use of this free writing prospectus regarding the sponsor’s prior securitized pools of mortgage loans similar to the mortgage loans expected to be included in the mortgage pools; and

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summary information of the original characteristics of each prior securitized pool of mortgage loans similar to the mortgage loans expected to be included in the mortgage pools, including, among other things (in each case by pool): the number of securitized loans or of originated or purchased loans; the original pool balance for each securitized pool or the total original balance of the originated or purchased loans; the weighted average interest rate; the weighted average original term to maturity; the weighted average remaining term to maturity; the product type(s); and the weighted average loan-to-value ratio.

          In the event any changes or updates are made to the information available on the sponsor’s website, the sponsor will provide a copy of the original information upon request to any person who writes or calls the sponsor at 4000 Horizon Way, Irving, Texas 75063; Attention: Alfred Chang, telephone number (800) 489-2111.

          Static pool information regarding the sponsor’s prior securitized pools will remain available on the sponsor’s web site for at least five years following commencement of the offering contemplated by this free writing prospectus.

          Static pool performance may have been affected by various factors relating to the underlying borrower’s personal circumstances, including, but not limited to, unemployment or change in employment (or in the case of self-employed mortgagors or mortgagors relying on commission income, fluctuations in income), marital separation and the mortgagor’s equity in the related mortgaged property. In addition, static pool performance may be sensitive to adverse economic conditions, either nationally or regionally, may exhibit seasonal variations and may be influenced by the level of housing prices, the level of interest rates and changes in mortgage loan product features. In addition, changes over time in servicing practices or variations in mortgage loan underwriting guidelines or the application of such guidelines may affect the static pool data. See “The Mortgage Pools –Underwriting Criteria for the Mortgage Loans” in this free writing prospectus and “Loan Program – Underwriting Standards – General Standards for First-Lien Mortgage Loans” and “– Guide Standards” in the prospectus. Regional economic conditions (including declining real estate values) may particularly affect delinquency and cumulative loss experience on mortgage loans to the extent that mortgaged properties are concentrated in certain geographic areas. The historical pool performance information contained in the static pool reports may be attributable to factors such as those described above, although there can be no assurance as to whether this information is the result of any particular factor or a combination of factors. Due to all of these factors, the sponsor’s static pool performance data may not be indicative of the future performance of the mortgage loans expected to be included in the mortgage pools.

Additional Information

          Within 15 days after the closing date, the depositor will file (or cause to be filed) a Current Report on Form 8-K with the Securities and Exchange Commission which will include as exhibits copies of the mortgage loan purchase agreement(s), pooling and servicing agreement and, if applicable, certain other transaction documents. If any mortgage loans are removed from or added to the trust fund, such removal or addition, to the extent material, will be noted in the depositor’s Current Report on Form 8-K.

          Pursuant to the Pooling and Servicing Agreement, the trustee will, based upon information received from the master servicer, prepare monthly statements to certificateholders containing the information described under “Reports to Securityholders” in the prospectus. The trustee may make available each month, to any interested party, the monthly statement to certificateholders via the trustee’s website. The trustee’s website will initially be located at www.bnyinvestorreporting.com and assistance in using the website can be obtained by calling the trustee’s customer service department at 1 (800) 254-2826. The trustee will have the right to change the way such reports are distributed in order to make such payments more convenient and/or more accessible, and the trustee will provide notification to the certificateholders regarding any such changes.

THE TRANSACTION AGREEMENTS

The Mortgage Loan Purchase Agreement

          On the closing date, the depositor will purchase all the mortgage loans in each mortgage pool from the seller pursuant to a mortgage loan purchase agreement (the “MLPA”) between First Horizon, as seller, and the depositor, as purchaser. Simultaneously with the depositor’s purchase of the mortgage loans, the seller will transfer the servicing rights for the mortgage loans to First Tennessee Mortgage Services, Inc. (“FTMSI”) pursuant to a servicing rights transfer and subservicing agreement (the “Servicing Rights Transfer and Subservicing Agreement”) between the seller, as transferor, and FTMSI, as transferee. FTMSI will agree to service the mortgage loans for the depositor and its assigns pursuant to a servicing agreement (the “Servicing Agreement”) between the depositor, as owner, and FTMSI, as servicer. In addition, the seller will agree to subservice the mortgage loans for FTMSI pursuant to the Servicing Rights Transfer and Subservicing Agreement. The seller will have directly originated or acquired the mortgage loans from various unaffiliated third parties. All the mortgage loans were underwritten substantially in accordance with the seller’s underwriting standards. See “Loan Program – Underwriting Standards” in the prospectus. The depositor will sell and assign the mortgage loans to the trustee for the benefit of the certificateholders pursuant to a pooling and servicing agreement among the depositor, First Horizon, as master servicer, and The Bank of New York, as trustee. FTBNA, an affiliate of the depositor and the master servicer, will act as custodian of the mortgage files for the mortgage loans pursuant to the terms of a custodial agreement by and between the trustee, First Horizon, as servicer and FTBNA. See “– The Custodial Agreement” in this free writing prospectus.

          Under the MLPA, the seller will make certain representations, warranties and covenants to the depositor, including, among others, the following with respect to the mortgage loans, or each mortgage loan, as the case may be:

•	The information set forth on Schedule A to the MLPA, with respect to each mortgage loan is true and correct in all material respects as of the closing date.

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Each mortgage is a valid and enforceable first lien on the mortgaged property subject only to (a) the lien of non-delinquent current real property taxes and assessments and liens or interests arising under or as a result of any federal, state or local law, regulation or ordinance relating to hazardous wastes or hazardous substances and, if the related mortgaged property is a unit in a condominium project or planned unit development, any lien for common charges permitted by statute or homeowner association fees, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such mortgage, such exceptions appearing of record being generally acceptable to mortgage lending institutions in the area wherein the related mortgaged property is located or specifically reflected in the appraisal made in connection with the origination of the related mortgage loan, and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such mortgage.

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Immediately prior to the assignment of the mortgage loans to the depositor, the seller had good title to, and was the sole owner of, each mortgage loan free and clear of any pledge, lien, encumbrance or security interest and had full right and authority, subject to no interest or participation of, or agreement with, any other party, to sell and assign the same pursuant to the MLPA.

•	As of the date of origination of each mortgage loan, there was no delinquent tax or assessment lien against the related mortgaged property.

•	There is no valid offset, defense or counterclaim to any mortgage note or mortgage, including the obligation of the mortgagor to pay the unpaid principal of or interest on such mortgage note.

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There are no mechanics’ liens or claims for work, labor or material affecting any mortgaged property which are or may be a lien prior to, or equal with, the lien of such mortgage, except those which are insured against by the title insurance policy referred to below.

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To the best of the seller’s knowledge, no mortgaged property has been materially damaged by water, fire, earthquake, windstorm, flood, tornado or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances, as to which the seller makes no representation) so as to affect adversely the value of the related mortgaged property as security for such mortgage loan.

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Each mortgage loan at origination complied in all material respects with applicable local, state and federal laws, including, without limitation, usury, equal credit opportunity, real estate settlement procedures, truth-in-lending and disclosure laws and specifically applicable predatory and abusive lending laws, or any noncompliance does not have a material adverse effect on the value of the related mortgage loan.

•	No mortgage loan is a “high cost loan” as defined by the specific applicable predatory and abusive lending laws.

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Except as reflected in a written document contained in the related mortgage file, the seller has not modified the mortgage in any material respect; satisfied, cancelled or subordinated such mortgage in whole or in part; released the related mortgaged property in whole or in part from the lien of such mortgage; or executed any instrument of release, cancellation, modification or satisfaction with respect thereto.

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A lender’s policy of title insurance together with a condominium endorsement and extended coverage endorsement, if applicable, in an amount at least equal to the cut-off date principal balance of each such mortgage loan or a commitment (binder) to issue the same was effective on the date of the origination of each mortgage loan, each such policy is valid and remains in full force and effect, or, in lieu thereof, an alternative title insurance product.

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To the best of the seller’s knowledge, all of the improvements which were included for the purpose of determining the appraised value of the mortgaged property lie wholly within the boundaries and building restriction lines of such property, and no improvements on adjoining properties encroach upon the mortgaged property, unless such failure to be wholly within such boundaries and restriction lines or such encroachment, as the case may be, does not have a material effect on the value of such mortgaged property.

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To the best of the seller’s knowledge, as of the date of origination of each mortgage loan, no improvement located on or being part of the mortgaged property is in violation of any applicable zoning law or regulation unless such violation would not have a material adverse effect on the value of the related mortgaged property. To the best of the seller’s knowledge, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the mortgaged property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities, unless the lack thereof would not have a material adverse effect on the value of such mortgaged property.

•	The mortgage note and the related mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms and under applicable law.

•	The proceeds of the mortgage loans have been fully disbursed and there is no requirement for future advances thereunder.

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The related mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the mortgaged property of the benefits of the security, including, (i) in the case of a mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.

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With respect to each mortgage constituting a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such mortgage, and no fees or expenses are or will become payable by the holder of the mortgage to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the mortgagor.

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As of the closing date, the improvements upon each mortgaged property are covered by a valid and existing hazard insurance policy with a generally acceptable carrier that provides for fire and extended coverage and coverage for such other hazards as are customarily required by institutional single family mortgage lenders in the area where the mortgaged property is located, and the seller has received no notice that any premiums due and payable thereon have not been paid; the mortgage obligates the mortgagor thereunder to maintain all such insurance including flood insurance at the mortgagor’s cost and expense.

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If at the time of origination of each mortgage loan, the related mortgaged property was in an area then identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the then-current requirements of the Flood Insurance Administration is in effect with respect to such mortgaged property with a generally acceptable carrier.

•	To the best of the seller’s knowledge, there is no proceeding pending or threatened for the total or partial condemnation of any mortgaged property, nor is such a proceeding currently occurring.

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To best of the seller’s knowledge, there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material non-monetary default, breach, violation or event of acceleration under the mortgage or the related mortgage note; and the seller has not waived any material non-monetary default, breach, violation or event of acceleration.

•	Any leasehold estate securing a mortgage loan has a stated term at least as long as the term of the related mortgage loan.

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Each mortgage loan was selected from among the outstanding adjustable-rate one- to four-family mortgage loans in the seller’s portfolio at the closing date as to which the representations and warranties made with respect to the mortgage loans set forth in the MLPA can be made. No such selection was made in a manner intended to adversely affect the interests of the certificateholders.

•	The mortgage loans provide for the full amortization of the amount financed over a series of monthly payments.

•	Each mortgage loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.

          Subject to the limitations described under “– The Pooling and Servicing Agreement – Delivery Requirements,” the seller will be obligated to repurchase or substitute a similar mortgage loan for any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders in the mortgage loan. Under the pooling and servicing agreement, the depositor will assign all its interest in the seller’s representations, warranties and covenants under the MLPA, including the seller’s repurchase obligation, to the trustee for the benefit of the certificateholders. The depositor will make no representations or warranties with respect to the mortgage loans and will have no obligation to repurchase or substitute for mortgage loans with deficient documentation or which are otherwise defective. The seller is selling the mortgage loans to the depositor without recourse and the depositor is selling the mortgage loans to the trustee for the benefit of the certificateholders without recourse. Neither the depositor nor the seller will have any obligation with respect to the certificates in its capacity as a mortgage loan seller other than the repurchase and substitution obligations described above. The obligations of the master servicer with respect to the certificates are limited to the master servicer’s contractual servicing obligations under the pooling and servicing agreement. The obligations of FTBNA with respect to the mortgage loans are limited to FTBNA’s contractual obligations as custodian of the related mortgage files under the custodial agreement.

The Servicing Rights Transfer and Subservicing Agreement

          Pursuant to the Servicing Rights Transfer and Subservicing Agreement, First Horizon will transfer the servicing rights for the mortgage loans to FTMSI on the closing date and will agree to subservice the mortgage loans for FTMSI. Pursuant to the Servicing Agreement between the depositor, or its assigns, and FTMSI, FTMSI will service the mortgage loans. In addition, pursuant to the Servicing Rights Transfer and Subservicing Agreement, First Horizon will agree to subservice the mortgage loans for FTMSI in accordance with the terms set forth in the pooling and servicing agreement. In the event of a conflict between the terms of the Servicing Rights Transfer and Subservicing Agreement and the pooling and servicing agreement, the pooling and servicing agreement provisions will prevail. See “The Agreements” in the prospectus. The master servicer may perform any of its obligations under the pooling and servicing agreement through one or more subservicers. Notwithstanding any subservicing arrangement, the master servicer will remain liable for its servicing duties and obligations under the pooling and servicing agreement as if the master servicer alone were servicing the mortgage loans.

The Pooling and Servicing Agreement

          General. Pursuant to the pooling and servicing agreement and on the closing date, the depositor will sell, without recourse, all of its right, title and interest in the mortgage loans and the other assets included in the trust fund, including all principal and interest due and received on the mortgage loans after the cut-off date, to the trustee in trust for the benefit of the certificateholders.

          Delivery Requirements. In connection with the sale, the depositor will deliver or cause to be delivered to FTBNA, as a custodian for the trustee, the mortgage file for each mortgage loan, which contains, among other things,

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the original mortgage note, including any modifications or amendments, endorsed in blank without recourse, except that the depositor may deliver or cause to be delivered a lost note affidavit in lieu of any original mortgage note that has been lost,

•	the original mortgage creating a first lien on the related mortgaged property with evidence of recording,

•	an assignment in recordable form of the mortgage,

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the title policy with respect to the related mortgaged property, if available, provided that the title policy will be delivered as soon as it becomes available, and if the title policy is not available, and to the extent required in connection with the rating of the certificates, a written commitment or interim binder or preliminary report of the title issued by the title insurance or escrow company with respect to the mortgaged property, or in lieu of a title policy, provided the applicable mortgage loan meets required criteria, an alternative title insurance product (“alternative title product”), and

•	if applicable, all recorded intervening assignments of the mortgage and any riders or modifications to the mortgage note and mortgage,

except for any documents not returned from the public recording office or an original or certified copy of the applicable title policy, to the extent unavailable, unless an alternative title product is used, each of which will be delivered to the custodian as soon as the same is available to the depositor.

          With respect to up to 25% of the mortgage loans, the depositor may deliver all or a portion of each related mortgage file to the custodian not later than thirty days after the closing date. Assignments of the mortgage loans to the trustee or its nominee will be recorded in the appropriate public office for real property records in each state where recording is required in order to protect the trustee’s interests in the mortgage loan against the claim of any subsequent transferee or any successor to or creditor of the depositor or the seller.

          The custodian will review each mortgage file within 90 days of the closing date, or promptly after the custodian’s receipt of any document permitted to be delivered after the closing date, and if any document in a mortgage file is found to be missing or materially defective and the seller does not cure the defect within 90 days after receiving notice of the defect from the custodian, or within such longer period not to exceed 720 days after the closing date as provided in the pooling and servicing agreement (in the case of missing documents not returned from the public recording office or in the case of the original or certified copy of the applicable title policy, unless an alternative title product is used), the seller will be obligated to repurchase the affected mortgage loan from the trust fund. Rather than repurchase the mortgage loan as provided above, the seller may, at its option, remove the affected mortgage loan (referred to as a deleted mortgage loan) from the corresponding mortgage pool and substitute in its place another mortgage loan (referred to as a replacement mortgage loan); however, a substitution will only be permitted within two years of the closing date and may not be made unless an opinion of counsel is provided to the trustee to the effect that the substitution will not disqualify any REMIC or result in a prohibited transaction tax under the Code.

          On the date of substitution, any replacement mortgage loan will

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have a principal balance, after deduction of all scheduled payments due in the month of substitution, not in excess of, and not more than 10% less than, the principal balance of the deleted mortgage loan, provided that the seller will deposit a Substitution Adjustment Amount into the certificate account for distribution to the certificateholders of the related certificate group on the related distribution date,

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have a Net Mortgage Rate not lower than the Net Mortgage Rate of the deleted mortgage loan; provided that the master servicing fee for the replacement mortgage loan shall be the same as that of the deleted mortgage loan,

•	have a maximum mortgage rate not more than one percentage point per annum higher or lower than the maximum mortgage rate of the deleted mortgage loan,

•	have a minimum mortgage rate specified in its related mortgage note not more than one percentage point per annum higher or lower than the minimum mortgage rate of the deleted mortgage loan,

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have the same Mortgage Index, reset period and periodic rate cap as the deleted mortgage loan and a gross margin not more than one percentage point per annum higher or lower than that of the deleted mortgage loan,

•	have a mortgage rate not lower than, and not more than one percentage point per annum higher than, that of the deleted mortgage loan,

•	have a loan-to-value ratio not higher than that of the deleted mortgage loan,

•	have a remaining term to maturity not greater than, and not more than one year less than, the remaining term to maturity of the deleted mortgage loan, and

•	comply with all the representations and warranties set forth in the MLPA as of the date of substitution.

This cure, repurchase or substitution obligation of the seller constitutes the sole remedy available to certificateholders or the trustee for omission of, or a material defect in, a mortgage loan document.

          Notwithstanding the foregoing, in lieu of delivering a duly executed assignment of the mortgage to the custodian and the original recorded assignment or assignments of the mortgage together with all interim recorded assignments of such mortgage, above, the depositor may at its discretion provide the custodian with evidence that the related mortgage is held through the MERS® System. In addition, the mortgage for some or all the mortgage loans in the trust fund that are not already held through the MERS® System may, at the discretion of the master servicer, in the future be held through the MERS® System. For any mortgage held through the MERS® System, the mortgage is recorded in the name of Mortgage Electronic Registration Systems, Inc., or MERS, as nominee for the owner of the mortgage loan, and subsequent assignments of the mortgage were, or in the future may be, at the discretion of the master servicer, registered electronically through the MERS® System. For each of these mortgage loans, MERS serves as mortgagee of record on the mortgage solely as a nominee in an administrative capacity on behalf of the trustee, and does not have any interest in the mortgage loan.

          Servicing and Administrative Responsibilities. First Horizon will act as master servicer and will service all of the mortgage loans. See “Transaction Overview – Parties – The Sponsor and Master Servicer” in this free writing prospectus. The Bank of New York will be the trustee under the pooling and servicing agreement. See “Transaction Overview – The Transaction Parties – The Trustee” in this free writing prospectus. First Tennessee Bank National Association will be the custodian under the pooling and servicing agreement. See “Transaction Overview – The Transaction Parties – The Custodian” in this free writing prospectus.

          The master servicer, trustee and custodian will have the following responsibilities under the pooling and servicing agreement and the custodial agreement (in the case of the custodian) with respect to the trust fund:

Party	Responsibilities

Master Servicer	Performing the master servicing functions in accordance with the pooling and servicing agreement, including but not limited to:

	•	establishing and maintaining a certificate account consisting of a separate subaccount relating to each mortgage pool in accordance with the pooling and servicing agreement;

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collecting monthly remittances of principal and interest on the mortgage loans from the related borrowers, depositing such amounts in the certificate account and delivering all amounts on deposit in the certificate account to the trustee for deposit in the distribution account on the business day immediately preceding the related distribution date

	•	advancing or causing to be advanced such funds as necessary for the purpose of effecting the payment of taxes and assessments on the mortgaged properties;

	•	making advances with respect to delinquent payments of principal and interest on the mortgage loans;

	•	providing monthly loan-level reports to the trustee;

	•	maintaining certain insurance policies relating to the

mortgage loans;

	•	arranging for the subservicing of any mortgage loan and monitoring such subservicer’s performance, and enforcing each subservicer’s obligations under the pooling and servicing agreement; and

	•	enforcing foreclosure proceedings with respect to the mortgaged properties.

Trustee	•	Performing the trustee functions in accordance with the provisions of the pooling and servicing agreement, including but not limited to:

	•	establishing and maintaining the distribution account;

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receiving monthly remittances from the master servicer for deposit in the distribution account and distributing all amounts on deposit in the distribution account to the certificateholders in accordance with the priorities set forth under “Description of the Certificates – Distributions on the Certificates” in the related prospectus supplement;

	•	maintaining a certificate register for the trust fund in which the trustee provides for the registration of the certificates and of transfers and exchanges of the certificates;

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examining all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the trustee that are specifically required to be furnished pursuant to any provision of the pooling and servicing agreement to determine whether they are in the form required by the pooling and servicing agreement;

	•	executing and delivering to DTC (as defined below) the Issuer Letter of Representations dated as of the closing date on behalf of the trust created by the pooling and servicing agreement;

	•	filing on behalf of the depositor all periodic reports required under the Securities Exchange Act of 1934 relating to the certificates;

	•	exercising and enforcing its remedies upon an Event of Default by the master servicer under the pooling and servicing agreement; and

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in the event that the master servicer shall for any reason no longer be the master servicer and another successor master servicer has not been appointed, assuming all the rights and obligations of the master servicer under the pooling and servicing agreement until such time as another master servicer is appointed.

Custodian	Performing the custodial functions in accordance with the provisions of the pooling and servicing agreement and the custodial agreement, including but not limited to:

•	holding and maintaining the mortgage loan documents related to the mortgage loans in accordance with customary standards on behalf of the trustee;

•	acting exclusively as the bailee for hire and agent of, and custodian for the trustee; and

•	executing and delivering an initial certification, a delay delivery certification and subsequent certificate.

          Accounts. All amounts in respect of principal and interest received from the borrowers or other recoveries in respect of the mortgage loans will, at all times before distribution thereof to the certificateholders, be in either the certificate account or the distribution account, which are accounts established in the name of the trustee. The certificate account will be created and maintained by the master servicer, while the distribution account will be created and maintained by the trustee. Funds on deposit in the certificate account may be invested by the party responsible for such account in certain eligible investments described in the pooling and servicing agreement. All income and gain net of any losses realized from such investment of funds on deposit in the certificate account will be for the benefit of the master servicer as servicing compensation and will not be available for distributions to the certificateholders. The amount of any losses incurred with respect to any such investment will be deposited into the certificate account by the master servicer. Funds on deposit in the certificate account may be invested by the party responsible for such account in certain eligible investments described in the pooling and servicing agreement.

          Collection Procedures; Waiver or Modification of Mortgage Loan Terms. The master servicer will be prohibited from making any material modification to the terms of a mortgage loan unless the mortgage loan is in default. For a description of the collection procedures the master servicer may use with respect to the mortgage loans, see “Transaction Overview – The Transaction Parties – The Sponsor, Seller and Master Servicer – Collection/Default Procedures” in this free writing prospectus.

          Fees and Expenses. The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type/Receipt (1)	Amount	General Purpose	Source (2)	Frequency
Fees

Expense Fee/Master Servicer

The product of (i) the Expense Fee Rate divided by 12 and (ii) the Pool Principal Balance as of the first day of the Due Period preceding the payment date (or as of the close of business on the cut-off date for the first payment date). (3)(4)

		Compensation	Interest collected with respect to each mortgage loan, any related liquidation proceeds allocable to accrued and unpaid interest.	Monthly

Additional Servicing Compensation/Master Servicer	All late payment fees and other similar charges.	Compensation	Payments made by obligors with respect to the mortgage loans.	From time to time

	All investment income earned on amounts on deposit in the collection account.	Compensation	Investment income related to the certificate account.	Monthly

Trustee Fee

The product of (i) the Trustee Fee Rate divided by 12 and (ii) the Pool Principal Balance as of the first day of the Due Period preceding the payment date (or as of the close of business on the cut-off date for the first payment date). (5)

		Compensation	The master servicer pays the Trustee Fee to the trustee out of the Master Servicer Fee.	Monthly

Liquidation Expenses/ Master Servicer	Out-of-pocket expenses incurred by the master servicer in connection with the liquidation of any mortgage loan and not recovered under any insurance policy.	Reimbursement of Expenses	Interest collections.

Expenses

Reimbursement/Master Servicer	The amount of any optional servicing advances.	Reimbursement of Expenses	First from liquidation proceeds and second from the distribution account after allocation of payments to the certificates.	Time to time

Reimbursement/Master Servicer	Reasonable legal expenses and costs of the master servicer in connection with any action with respect to the pooling and servicing agreement and the interests of the certificates.	Reimbursement of Expenses	From the distribution account after allocation of payments to the certificates.	From time to time

Indemnification Expenses/Master Servicer	Any loss, liability, or expense incurred in connection with any legal action relating to the pooling and servicing agreement or the certificates.	Indemnification	From funds available from the mortgage pool.	From time to time

(1)

If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus and to compensation with respect to its expenses in connection with conversion of certain information, documents, and record keeping in connection with the transfer of the master servicing.

(2)

Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to payments on the certificates.

(3)	The “Expense Fee Rate” for each mortgage loan will equal 0.250% per annum.

(4)	The “Master Servicing Fee Rate” for each mortgage loan for each mortgage loan will equal approximately 0.244% per annum.

(5)	The “Trustee Fee Rate”or each mortgage loan will equal 0.006% per annum.

          For any determination date or payment date, the “Due Period” is the calendar month immediately preceding such determination date or payment date. The “Pool Principal Balance”for any payment date is the aggregate of the Principal Balances of the mortgage loans at the end of the related Due Period.

          The custodian will not receive any compensation from the trust fund with respect to its duties on behalf of the trust fund. None of the fees set forth in the table above may be increased without an amendment of the pooling and servicing agreement as described under “The Agreements – Amendment” in the prospectus.

         Additional Master Servicing Compensation. In addition to the master servicing compensation described above, First Horizon, in its individual capacity, will be entitled to receive excess interest with respect to the mortgage loans on each distribution date in an amount equal to the product of (i) the excess of the mortgage rate thereof over the aggregate of the per annum designated mortgage pool rate and 0.250% per annum, and (ii) the Stated Principal Balance thereof.

          Adjustment to Master Servicing Fee in Connection with Principal Prepayments. When a borrower prepays a mortgage loan between due dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter. Except for the month of the cut-off date, principal prepayments by borrowers received by the master servicer from the first day through the fifteenth day of a calendar month will be distributed to certificateholders of the related certificate group on the distribution date in the same month in which the prepayments are received and, accordingly, no shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid mortgage loans results. Conversely, principal prepayments by borrowers received by the master servicer from the sixteenth day or, in the case of the first distribution date, from the cut-off date through the last day of a calendar month, will be distributed to certificateholders of the related certificate group on the distribution date in the month after the month of receipt and, accordingly, a shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid mortgage loans would result. Pursuant to the pooling and servicing agreement, the master servicing fee for any month will be reduced, but not by more than 0.0083% of the Pool Principal Balance of the corresponding mortgage pool as of the related determination date, by an amount sufficient to pass through to certificateholders of the related certificate group the full amount of interest to which they would be entitled in respect of each mortgage loan prepaid on the related distribution date. If shortfalls in interest as a result of prepayments during the period from the sixteenth day of the month prior to a distribution date through the last day of such month exceed an amount equal to 0.0083% of the Pool Principal Balance of the corresponding mortgage pool as of the related determination date, the amount of interest available to be distributed to certificateholders of the related certificate group will be reduced by the amount of the excess. See “Description of the Certificates – Distributions on the Certificates – Interest” in the related prospectus supplement.

          Advances. Subject to the following limitations, the master servicer will be required to advance before each distribution date, from its own funds or funds in the certificate account that do not constitute Available Funds for the distribution date, an amount equal to the aggregate of payments of principal and interest on the mortgage loans (net of the master servicing fee with respect to the related mortgage loans) which were due on the related due date and which were delinquent on the related determination date, together with an amount equivalent to interest on each mortgage loan as to which the related mortgaged property has been acquired by the trust fund through foreclosure or deed-in-lieu of foreclosure. The determination date will be the third business day after the 15th day of each month; provided that the determination date in each month will always be at least two business days before the related distribution date.

          Advances are intended to maintain a regular flow of scheduled interest and principal payments on the certificates rather than to guarantee or insure against losses. The master servicer is obligated to make advances with respect to delinquent payments of principal of or interest on each mortgage loan to the extent that advances are, in its reasonable judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related mortgage loan. If the master servicer determines on any determination date to make an advance, the advance will be included with the distribution to certificateholders of the related certificate group on the related distribution date. Any failure by the master servicer to make a deposit in the certificate account as required under the pooling and servicing agreement, including any failure to make an advance on the related distribution date, will constitute an Event of Default under the pooling and servicing agreement. If the master servicer is terminated as a result of the occurrence of an Event of Default, the trustee or a successor master servicer appointed by the trustee will be obligated to make advances in accordance with the terms of the pooling and servicing agreement.

          Unanticipated Recoveries of Losses on the Mortgage Loans. Holders of certificates that had previously been allocated a Realized Loss in respect of a mortgage loan (which holders may, in the event of a transfer of any such certificate, be different from the holders at the time the Realized Loss was allocated) may receive distributions if the servicer subsequently makes an Unanticipated Recovery in respect of such mortgage loan as a result of events such as an unanticipated insurance settlement, tax refund or mortgagor bankruptcy distribution. In such event, the class certificate balance of each class of certificates to which the Realized Losses were allocated shall be increased, sequentially in the order of payment priority, by the amount of Unanticipated Recoveries, but not by more than the amount of losses previously allocated to reduce such class certificate balances. Holders of any class of certificates for which the class certificate balance has been increased by the amount of any Unanticipated Recoveries will not be entitled to any payment in respect of interest on the amount of any such increase for any interest accrual period preceding the distribution date on which such increase occurs. Unanticipated Recoveries, if any, will be distributed on each distribution date pursuant to the Available Funds Allocation. This distribution will be made on the distribution date in the calendar month following receipt of the Unanticipated Recovery. No certificateholder will be entitled to receive any share of an Unanticipated Recovery following the distribution date on which the principal balance of its certificates has been reduced to zero, including following the termination of the trust.

          Events of Default and Termination. The “events of default” under the pooling and servicing agreement are described under “Events of Default; Rights upon Event of Default” in the prospectus. If any of the events of default described in the pooling and servicing agreement shall occur with respect to the master servicer, other than the failure of the master servicer to remit any advance required to be remitted by the master servicer pursuant to the pooling and servicing agreement, then, and in each and every such case, so long as such event of default shall not have been remedied, the trustee may, or at the direction of the holders of certificates evidencing not less than 66 2/3% of the voting rights evidenced by the certificates the trustee shall, by notice in writing to the master servicer (with a copy to each rating agency), terminate all of the rights and obligations of the master servicer under the pooling and servicing agreement and in and to the mortgage loans and the proceeds thereof, other than its rights as a certificateholder under the pooling and servicing agreement. If the master servicer fails to remit any advance required to be remitted by the master servicer pursuant to the pooling and servicing agreement the trustee shall immediately, by notice in writing to the master servicer (with a copy to each rating agency), terminate all of the rights and obligations of the master servicer under the pooling and servicing agreement and in and to the mortgage loans and proceeds thereof, other than its rights as a certificateholder under the pooling and servicing agreement. On and after the receipt by the master servicer of such written notice, all authority and power of the master servicer under the pooling and servicing agreement, whether with respect to the mortgage loans or otherwise, shall terminate.

          Successor Master Servicers. If all of the rights and obligations of the master servicer under the pooling and servicing agreement are terminated as described above and another successor master servicer has not been appointed, the trustee will succeed to all of the responsibilities, duties and liabilities of the master servicer under the pooling and servicing agreement. In the event that the trustee is unwilling or unable so to act, it may appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution with a net worth of at least $10,000,000 to act as successor to the master servicer under the pooling and servicing agreement. See “The Agreements — Events of Default; Rights Upon Default” in the prospectus. In connection with such appointment, the trustee may make such arrangements for the compensation of such successor out of payments on mortgage loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of the master servicing fee permitted the master servicer in accordance with the pooling and servicing agreement. The trustee and such successor to the master servicer shall take such action, consistent with the pooling and servicing agreement, as shall be necessary to effectuate any such succession. Any successor to the master servicer as master servicer shall give notice to the mortgagors of such change of servicer and shall, during the term of its service as master servicer maintain in force the policy or policies that the master servicer is required to maintain pursuant to the pooling and servicing agreement.

         Limitation on Liabilities and Indemnification of the Master Servicer. The liability of the master servicer under the pooling and servicing agreement is limited to the extent described under “The Agreements – Certain Matters Regarding the Master Servicer and the Depositor” in the prospectus. In addition, the master servicer will be entitled to indemnification from the trust fund to the extent described under “The Agreements – Certain Matters Regarding the Master Servicer and the Depositor” in the prospectus.

          Resignation or Removal of the Master Servicer. The circumstances under which First Horizon may resign or be removed as master servicer under the pooling and servicing agreement are described under “The Agreements – Certain Matters Regarding the Master Servicer and the Depositor” in the prospectus.

          Duties of the Trustee. The trustee will be required to perform only those duties specifically required of it under the pooling and servicing agreement. As described under “– Servicing and Administrative Responsibilities” above, the trustee will perform certain administrative functions required under the pooling and servicing agreement.

          Upon receipt of the various certificates, statements and opinions required to be furnished to it, the trustee will be required to examine them to determine whether they are in the form required by the pooling and servicing agreement; however, the trustee will not be responsible for the accuracy or content of any certificates, statements or opinions furnished to it by the depositor, the master servicer or any other party and, in the absence of bad faith on its part, may conclusively rely on such certificates, statements and opinions.

          The trustee may be held liable for its own negligent action or failure to act, or for its own willful misconduct; provided, however, that the trustee will not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the certificateholders in an event of default under the pooling and servicing agreement, and the trustee will not be deemed to have notice of any such event of default unless a responsible officer of the trustee has actual knowledge of the event of default or written notice of an event of default is received by the trustee at its corporate trust office. See “The Agreements – Events of Default; Rights Upon Events of Default” in the prospectus. The trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the pooling and servicing agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against risk or liability is not reasonably assured to it.

          Expenses and Indemnities of the Trustee. The trustee will be entitled to reimbursement of all reasonable expenses incurred by it and any disbursements or advances made by it in accordance with the pooling and servicing agreement, except for expenses incurred or any disbursements and advances made by it in the routine administration of its duties under the pooling and servicing agreement and except for any expenses arising from its negligence, bad faith or willful misconduct. The trustee will also be entitled to indemnification from the master servicer for any claim, loss, liability or expense incurred by it in connection with the administration of the trust fund and the performance of its duties under the pooling and servicing agreement or any other document or agreement to which the trustee is a party.

          The trustee will be entitled to reimbursement for its expenses and indemnification amounts as described above solely from the master servicer and not from amounts collected in respect of interest and principal on the mortgage loans.

          Resignation or Removal of Trustee. The trustee may, upon not less than 60 days’ advance written notice to the depositor, the master servicer and each rating agency, resign at any time, in which event the depositor will appoint a successor trustee that satisfies the eligibility requirements provided in the pooling and servicing agreement and mail notice of such successor to certificateholders. The trustee may also be removed at any time by the depositor if (a) the trustee ceases to be eligible to continue to act as trustee under the pooling and servicing agreement; (b) the trustee is adjudged bankrupt or insolvent; (c) a receiver or other public officer takes charge of the trustee or its property; or (d) the trustee otherwise becomes incapable of acting. If the trustee is removed, the depositor will promptly appoint a successor trustee. If a successor trustee does not take office within 30 days after the retiring trustee resigns or is removed, the retiring trustee may petition any court of competent jurisdiction for appointment of a successor trustee.

          Any resignation or removal of the trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee, whereupon the successor trustee, if the depositor fails to do so, will mail notice of its succession to all certificateholders. The predecessor trustee will be required to transfer all property held by it as trustee to the successor trustee.

          Any fees and expenses owed to the retiring trustee in connection with such resignation or removal will be paid as described above under “—Expenses and Indemnities of the Trustee.”

The Custodial Agreement

          FTBNA, an affiliate of the depositor and the master servicer, will act as custodian of the mortgage files for the mortgage loans pursuant to the terms of a custodial agreement by and among the trustee, First Horizon, as servicer and FTBNA. Under the terms of the custodial agreement, FTBNA shall maintain continuous custody of all items constituting the mortgage files in secure facilities in accordance with customary standards for such custody and shall reflect in its records the interest of the trustee therein. Each mortgage file which comes into the possession of FTBNA shall be maintained in fire-resistant facilities. With respect to the documents constituting each mortgage file, FTBNA shall (i) act exclusively as the bailee for hire and agent of, and custodian for the trustee, (ii) hold all documents constituting such mortgage file received by it for the exclusive use and benefit of the trustee, and (iii) make disposition thereof only in accordance with the terms of the custodial agreement or with written instructions furnished by the trustee, provided, however, that in the event of a conflict between the terms of the custodial agreement and the written instructions of the trustee, the trustee’s written instructions shall control.

          See “– The Pooling and Servicing Agreement – Delivery Requirements” in this free writing prospectus for more information about the custodian and its obligations and rights under the custodial agreement.

          Expenses and Indemnities of the Custodian. The custodian is not entitled to reimbursement of its expenses or indemnification from the trust fund under the terms of the custodial agreement.

          Resignation or Removal of the Custodian. After the expiration of the 180-day period commencing on the closing date, the custodian may resign and terminate its obligations under the custodial agreement upon at least 60 days’ prior written notice to the trustee and the master servicer. Promptly after receipt of notice of the custodian’s resignation, the trustee will either take custody of the mortgage files itself or promptly appoint a successor custodian. In addition, the trustee, upon at least 60 days’ prior written notice to the custodian and the master servicer, may with or without cause, remove and discharge the custodian from the performance of its duties under the custodial agreement. Promptly after the giving of notice of such removal, the trustee will appoint, or petition a court of competent jurisdiction to appoint, a successor custodian.

YIELD, PREPAYMENT AND MATURITY CONSIDERATIONS

General

          The effective yield to the holders of each class of certificates with an accrual period that does not end on the day immediately preceding each distribution date will be lower than the yield otherwise produced by the applicable rate at which interest is passed through to the holders and the purchase price of the certificates because of that delay between interest accrual and monthly distribution. No additional distribution of interest or earnings on them will be made in the case of any class of certificates with such a delay.

Prepayment Considerations and Risks

          The rate of principal payments on any class of certificates, the aggregate amount of distributions on the that class and the yield to maturity of that class will be related to the rate and timing of payments of principal on the related mortgage loans. The rate of principal payments on the mortgage loans will in turn be affected by the amortization schedules of the mortgage loans and by the rate of principal prepayments, including for this purpose prepayments resulting from refinancing, liquidations of the mortgage loans due to defaults, casualties, condemnations and repurchases by the related seller or purchases by the master servicer. Unless otherwise specified in the related prospectus supplement, the mortgage loans may be prepaid by the borrowers at any time without a prepayment charge. Any mortgage loans that provide for prepayment charges may demonstrate a lower rate of principal prepayments than mortgage loans that do not provide for prepayment charges. One or more classes of certificates of a series may be entitled to receive all or a portion of the prepayment charges received on the mortgage loans in the related trust fund, or alternatively the master servicer may be entitled to retain those amounts as additional master servicing compensation, but in any event, those amounts will not be available for distribution on the other classes of certificates. In addition, many of the mortgage loans in the related trust fund may not provide for any payments of principal for an extended period following their origination. These interest only mortgage loans may involve a greater degree of risk because, if the related borrower defaults, the outstanding principal balance of the mortgage loans will be higher than for amortizing mortgage loans. During their interest only periods, these interest only mortgage loans may be less likely to prepay as the interest only feature may reduce the perceived benefits of refinancing due to the smaller monthly payment. However, as an interest only loan approaches the end of its interest only period, it may be more likely to be prepaid, even if market interest rates at the time are only slightly higher or lower than the interest rate on the interest only loans as the related borrowers seek to avoid increases in their respective monthly mortgage payment. The mortgage loans will be subject to the “due-on-sale” provisions included therein.

          Prepayments, liquidations and purchases of the mortgage loans in a mortgage pool will result in distributions on the related certificates of principal amounts which would otherwise be distributed over the remaining terms of these mortgage loans. This includes any optional repurchase by the related seller of a defaulted mortgage loan and any optional purchase of the remaining mortgage loans in connection with the termination of the trust fund, in each case as will be described, if necessary, in the related prospectus supplement. Since the rate of payment of principal of the mortgage loans in any trust fund will depend on future events and a variety of factors, no assurance can be given as to the rate of payment of principal of those mortgage loans or the rate of principal prepayments. The extent to which the yield to maturity of a class of certificates of a series may vary from the anticipated yield will depend upon the degree to which the certificate is purchased at a discount or premium, and the degree to which the timing of payments thereon is sensitive to prepayments, liquidations and purchases of the related mortgage loans. Further, an investor should consider the risk that, if purchasing principal only certificates and any other certificate at a discount, a slower than anticipated rate of principal payments (including prepayments) on the related mortgage loans could result in an actual yield to the investor that is lower than the anticipated yield and, in the case of any notional amount certificates and any other certificate purchased at a premium, a faster than anticipated rate of principal payments on the related certificates could result in an actual yield to the investor that is lower than the anticipated yield. Investors in notional amount certificates should carefully consider the risk that a rapid rate of principal payments on the related mortgage loans could result in the failure of the investors to recover their initial investments. In addition, if so specified in the applicable prospectus supplement for a series of certificates, certain classes of certificates may be structured to have specific principal payment windows and therefore may not receive distributions of principal for a specified period following the closing date.

          The seller offers two prepayment charge pricing options to borrowers in connection with certain mortgage loans originated under its Super Expanded Underwriting Guidelines. Borrowers under such mortgage loans receive better pricing either in interest rate, points or fees with the prepayment penalties than would otherwise be available to them on the same type of mortgage loan without such options. This prepayment charge is due and payable in the event the borrower makes a prepayment that is more than 20% of the original principal balance in any rolling 12-month period during the first three years, in the case of the first option, or the first five years, in the case of the second option, after the applicable origination date. The mortgagors may prepay all the other mortgage loans at any time without penalty.

          The rate of principal payments (including prepayments) on pools of mortgage loans may vary significantly over time and may be influenced by a variety of economic, geographic, social and other factors, including changes in borrowers’ housing needs, job transfers, unemployment, borrowers’ net equity in the mortgaged properties, servicing decisions, as well as the characteristics of the mortgage loans included in the mortgage pool. In addition, FHHLC’s streamlined documentation program may affect the rate of prepayments on any mortgage loans for which FHHLC is the seller. In general, if prevailing interest rates were to fall significantly below the mortgage rates on the mortgage loans in any trust fund, those mortgage loans could be subject to higher prepayment rates than if prevailing interest rates were to remain at or above the mortgage rates on the mortgage loans. Conversely, if prevailing interest rates were to rise significantly, the rate of prepayments on the mortgage loans would generally be expected to decrease. No assurances can be given as to the rate of prepayments on the mortgage loans in stable or changing interest rate environments. With respect to mortgage loans that are balloon loans, those balloon loans involve a greater degree of risk than fully amortizing mortgage loans because typically the borrower must be able to refinance the loan or sell the property to make the balloon payment at maturity. The ability of the borrower to do this will depend on such factors as mortgage rates at the time of the sale or refinancing, the borrower’s equity in the property, the relative strengths of the local housing market, the financial condition of the borrower and tax laws. Furthermore, with respect to up to 50% of the mortgage loans in any trust fund, the depositor may be permitted to deliver all or a portion of each related mortgage file to the custodian on behalf of the trustee for the benefit of the certificateholders after the closing date. In that event, should FHHLC or any other seller fail to deliver all or a portion of any mortgage files to the custodian for the benefit of the trustee on behalf of the certificateholders within that period, FHHLC will be required to use its best efforts to deliver a replacement mortgage loan for the related delayed delivery mortgage loan or repurchase the related delayed delivery mortgage loan. Any repurchases pursuant to this provision would also have the effect of accelerating the rate of prepayments on the mortgage loans.

          The mortgage loans will consist of fixed rate mortgage loans. In general with respect to fixed rate mortgage loans, if prevailing interest rates fall significantly below the interest rates on those mortgage loans, those mortgage loans are likely to be subject to higher prepayment rates than if prevailing rates remain at or above the interest rates on those mortgage loans. Conversely, if prevailing interest rates rise appreciably above the interest rates on fixed rate mortgage loans, those mortgage loans are likely to experience a lower prepayment rate than if prevailing rates remain at or below the interest rates on those mortgage loans. In the event that mortgage loans in any mortgage pool with higher mortgage rates prepay at rates higher than other mortgage loans in any mortgage pool, the applicable net rate cap, if any, may be lower than otherwise would be the case. As a result, the interest payable on the those classes of certificates affected by that net rate cap could be reduced. No assurance can be given as to the level of prepayment that any fixed rate mortgage loans will experience.

          The rate of prepayment may affect the pass-through rates on the certificates of a series. Prepayments of mortgage loans with mortgage rates in excess of any applicable net rate cap may reduce or limit the pass-through rate on the related classes of certificates. Mortgage loans with higher mortgage rates may prepay at faster rates than mortgage loans with relatively lower mortgage rates in response to a given change in market interest rates.

          The timing of changes in the rate of prepayments on the mortgage loans in any trust fund may significantly affect an investor’s actual yield to maturity, even if the average rate of principal payments is consistent with an investor’s expectation. In general, the earlier a prepayment of principal on the mortgage loans, the greater the effect on an investor’s yield to maturity. The effect on an investor’s yield as a result of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the offered certificates may not be offset by a subsequent like decrease (or increase) in the rate of principal payments.

ACCOUNTING CONSIDERATIONS

          Various factors may influence the accounting treatment applicable to an investor’s acquisition and holding of mortgage-backed securities. Accounting standards, and the application and interpretation of such standards, are subject to change from time to time. Investors are encouraged to consult their own accountants for advice as to the appropriate accounting treatment for the offered certificates.

FEDERAL INCOME TAX CONSEQUENCES

          The federal income tax consequences of the purchase, ownership or disposition of the certificates of any series will be specified in the prospectus supplement for that series of certificates.

          All investors are encouraged to consult their tax advisors regarding the federal, state, local or foreign tax consequences of purchasing, owning or disposing of the certificates.

          See “Material Federal Income Tax Consequences” in the prospectus.

ERISA CONSIDERATIONS

          Any fiduciary of an employee benefit or other plan or arrangement (such as an individual retirement account or Keogh plan) that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to Section 4975 of the Code (a “Plan”), that proposes to cause the Plan to acquire any of classes of certificates in a series (directly or indirectly through investment by an entity or account holding assets of the Plan) is encouraged to consult with its counsel with respect to the potential consequences of the Plan’s acquisition and ownership of the certificates under ERISA and Section 4975 of the Code. Section 406 of ERISA prohibits “parties in interest” with respect to an employee benefit plan subject to ERISA from engaging in various different types of transactions involving the Plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes on prohibited transactions involving “disqualified persons” and Plans described under that Section. ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not subject to the requirements of Section 4975 of the Code.

          Although it is generally expected that the underwriters of a series will have been granted an administrative exemption (the “Exemption”) by the U.S. Department of Labor from some of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by Plans of securities in pass-through trusts that consist of specified receivables, loans and other obligations that meet the conditions and requirements of the Exemption, to the extent specified in the prospectus supplement relating to a series of certificates, an underwriter may not have such an Exemption or certain features of the certificates may preclude them from being covered by the Exemption.

          In addition, depending on the forms of credit enhancement employed with respect to a series of certificates, investors that are Plans might also be required to satisfy the requirements of an investor-based exemption in order to invest in those certificates.

          See “ERISA Considerations” in the prospectus.

INDEX OF DEFINED TERMS

“alternative title product”	33
“disqualified persons”	44
“due-on-sale”	43
“ERISA”	44
“Exemption”	45
“FHHLC”	19
“FTBNA”	25
“FTMSI”	30
“Master Servicing Fee Rate”	38
“MLPA”	30
“parties in interest”	44
“Plan”	44
“Pool Balance”	38
“Relief Act”	15
“residual interests”	16
“RPS2”	20
“SEC”	1
“Servicing Agreement”	30
“Servicing Fee Rate”	38
“Servicing Rights Transfer and Subservicing Agreement”	30
“SQ2+”	20
“Strong”	20
“subordination”	13
“Super Expanded Underwriting Guidelines”	8
“Third Party Insurer”	5
“Third Party Insurer Default”	18
“Trustee Fee Rate”	38

EXHIBIT A

PROSPECTUS

Prospectus dated April 20, 2006 previously filed on EDGAR under file number 333-132046

[also available online at http://www.sec.gov/Archives/edgar/data/1081915/000095011706001810/0000950117-06-001810-index.htm]